UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Royal Caribbean Cruises Ltd.
(Name of Registrant as Specified In Its Charter)

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Royal Caribbean Cruises Ltd.

NOTICE OF 2020 ANNUAL MEETING AND PROXY STATEMENT

MIAMI, FLORIDA | MAY 28, 2020

Royal Caribbean International

Celebrity Cruises

AZAMARA

SILVERSEA

TUI Cruises

pullmantur cruceros

PROXY SUMMARY

Our 2020 Annual Meeting of Shareholders is an important event and we look forward to welcoming you. It provides Management and the Board of Directors with an opportunity to receive collective feedback from our shareholders on how we are performing. We place significant value on your opinion and we have strived to highlight in this summary key information for your consideration. It is important, however, that you read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
When:	May 28, 2020 9:00 AM EDT
Location:	Royal Caribbean Cruises Ltd. 1050 Caribbean Way Miami, Florida 33132
Record Date:	April 6, 2020
Voting:	Shareholders as of the record date are entitled to vote.
Admission to Annual Meeting:	We encourage our shareholders to attend the meeting. Proof of share ownership will be required for admission. See "General Information" for details.

Meeting Agenda

•

Elect directors

•

Approve executive compensation

•

Ratify PricewaterhouseCoopers LLP as our independent auditor

•

Vote on the shareholder proposal regarding political contributions disclosure

•

Vote on the shareholder proposal regarding independent chair of the board of directors

•

Other business that may properly come before the meeting

Voting Matters and Vote Recommendation

	Page for More Information	Board Vote Recommendation
Election of eleven directors	20	FOR
Vote on executive compensation	30	FOR
Ratification of PricewaterhouseCoopers LLP as our independent auditor	55	FOR
Shareholder proposal regarding political contributions disclosure	57	AGAINST
Shareholder proposal regarding independent chair of the board of directors	59	AGAINST

Board Nominees*

		Director			Committee Memberships
Name	Age	Since	Principal Occupation	Independent	AC	TCC	NGC	SEH
John F. Brock	71	2014	Former Chairman & CEO, Coca-Cola European Partners	Yes		M	M
Richard D. Fain	72	1981	Chairman & CEO, Royal Caribbean	No
Stephen R. Howe, Jr.	58	2018	Former U.S. Chairman & Managing Partner, Ernst & Young	Yes	M			M
William L. Kimsey	77	2003	Former CEO, Ernst & Young Global	Yes	C		M
Maritza G. Montiel	68	2015	Former Deputy CEO & Vice Chairman, Deloitte	Yes	M
Ann S. Moore	69	2012	Former Chairman & CEO, Time	Yes		M
Eyal M. Ofer	69	1995	Chairman, Ofer Global and Zodiac Group	No				M
William K. Reilly	80	1998	Founding Partner, Aqua International Partners	Yes				C
Vagn O. Sørensen	60	2011	Former President & CEO, Austrian Airlines Group	Yes	M	C
Donald Thompson	57	2015	Former President & CEO, McDonald's	Yes		M		M
Arne Alexander Wilhelmsen	54	2003	Chairman, AWILHELMSEN AS	No				M

AC	Audit Committee	C	Chair
NGC	Nominating and Corporate Governance Committee	M	Member
SEH	Safety, Environment and Health Committee	TCC	Talent and Compensation Committee
*
Thomas J. Pritzker currently serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Pritzker is not standing for re-election to the Board and his term will expire effective as of the date of the Annual Meeting.

Governance Highlights

We are committed to maintaining strong governance practices and believe that our shareholders are best served by an independent, diverse, well-functioning Board with an appropriate balance between continuity and fresh perspective. Below, we highlight our key corporate governance practices and policies:

Board of Directors
Current Size of Board	12 directors
Current Director Independence	75% of our directors are independent (9 out of 12). Our Corporate Governance Principles require two-thirds of our directors to be independent
Lead Independent Director ("Lead Director")	William L. Kimsey
Standing Board Committees	Audit Committee, Nominating and Corporate Governance Committee, Safety, Environment and Health Committee and Talent and Compensation Committee
Board Committee Independence	All members of our Audit Committee, Nominating and Corporate Governance Committee and Talent and Compensation Committee are independent
Director Attendance	All directors attended at least 75% of Board and applicable Board committee meetings
Executive Sessions	Our independent directors regularly meet in executive session without management present, over which the Lead Director presides
Board Evaluation Process	On an annual basis, the Nominating and Corporate Governance Committee oversees an evaluation of Board and Board committee performance
Board Refreshment	3 of 11 non-management directors joined the Board within the last 5 years
CEO Succession Planning	Overseen by the Talent and Compensation Committee, in consultation with the CEO. The Talent and Compensation Committee reports at least annually to full Board
Financial Expertise	4 "audit committee financial experts" on our Audit Committee
Rights of Shareholders
Annual Election of Directors	Yes
Voting for Directors	Majority of votes cast
Right to Call Special Meetings	Shareholders with at least 50% of the outstanding shares can call Special Meetings
Advisory Say-on-Pay Vote	Annual
Poison Pill	No
Compensation Accountability
Equity Ownership Guidelines	• CEO — 8x salary • Other named executive officers ("NEOs") — 5x salary • Board of Directors — 3x annual cash retainer
Share Holding Requirements	Officers who have not reached target equity ownership during the applicable compliance period must retain at least 50% of net after-tax shares received upon vesting and exercise of awards until target reached. Once an officer's target equity ownership is achieved, if such officer's equity ownership thereafter falls below the target equity ownership, such officer will not be permitted to sell any Company stock until he or she again becomes fully compliant with his or her target equity ownership under these guidelines.
Hedging of Company Securities	Prohibited for all employees and members of the Board of Directors
Clawback Provisions	Equity and annual incentive plans permit recoupment in case of a restatement for material non-compliance with financial reporting requirements

Executive Compensation Programs

2019 was another record year, as we grew US GAAP Net Income to $1.9 billion, or $8.95 per diluted share, and Adjusted Net Income* to $2.0 billion, or $9.54 per diluted share, representing a 4.6% and 7.7% year-over-year growth in US GAAP EPS and Adjusted EPS*, respectively, despite the unfavorable impact from currency. While 2019 was another record year, we are currently in the midst of an unprecedented and unpredictable situation with the outbreak of COVID-19. The COVID-19 pandemic represents a significant challenge for our industry and the world, and its impact on our operations and overall financial performance are uncertain at this time. We are working diligently to mitigate the challenges posed by this outbreak and to lend assistance where we can to our employees and the communities in which we operate. Our 2019 compensation programs responded to 2019 outcomes as outlined below, but these decisions and the payments described herein were made before the full global extent of COVID-19 had become apparent. The Talent and Compensation Committee will consider the business and financial impact to the Company, our shareholders and our employees in evaluating 2020 performance in early 2021.

*
See Annex A for a reconciliation of non-GAAP measures to the comparable GAAP results presented.

We place significant focus on the design of our executive compensation programs as we believe their effectiveness is crucial to our success as a company. We assess our programs regularly and strive to continuously make improvements as well as incorporate shareholder feedback. Our 2019 executive compensation program was generally consistent with the prior year's program.

For a detailed discussion of our executive compensation program, please see the "Compensation Discussion and Analysis" beginning on page 30.

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

        Notice is hereby given that the 2020 Annual Meeting of Shareholders ("Annual Meeting") of Royal Caribbean Cruises Ltd. will be held at 9:00 A.M., EDT, on Thursday, May 28, 2020 at our headquarters, 1050 Caribbean Way, Miami, Florida 33132 for the following purposes:

  1.
  To elect eleven directors to our Board of Directors, each for a one-year term expiring in 2021;

  2.
  To hold a vote on an advisory basis to approve the compensation of our named executive officers;

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

  4.
  To vote on the shareholder proposal regarding political contributions disclosure;

  5.
  To vote on the shareholder proposal regarding independent chair of the board of directors; and

  6.
  To transact such other business as may properly come before the meeting and any adjournment thereof.

        The Board of Directors has fixed the close of business on April 6, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

        We will furnish our proxy materials over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are sending a Notice of Internet Availability of Proxy Materials rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. This process will reduce the costs associated with printing and distributing our proxy materials.

        To make it easier for you to vote in advance of the Annual Meeting, Internet voting is available. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

        All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend, you are urged to vote as soon as possible by Internet or mail so that your shares may be voted in accordance with your wishes. Granting a proxy does not affect your right to revoke it later or vote your shares in the event you should attend the Annual Meeting.

April 17, 2020	/s/ Bradley H. Stein General Counsel and Secretary

 ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 28, 2020

        This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors (the "Board") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at our headquarters, 1050 Caribbean Way, Miami, Florida 33132 on Thursday, May 28, 2020 at 9:00 A.M. EDT, and any adjournments or postponements thereof. References in this proxy statement to "we," "us," "our," the "Company" and "Royal Caribbean" refer to Royal Caribbean Cruises Ltd. The complete mailing address, including zip code, of our principal executive offices is 1050 Caribbean Way, Miami, Florida 33132 and our telephone number is (305) 539-6000.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

        Under the rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders primarily over the Internet. We believe that this process expedites shareholders' receipt of these materials, lowers the costs of our Annual Meeting and helps to conserve natural resources. On or about April 17, 2020, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019, on the Internet and how to access a proxy card to vote on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com.

GENERAL INFORMATION

Who May Vote

        Each share of our common stock outstanding as of the close of business on April 6, 2020 (the "Record Date") is entitled to one vote at the Annual Meeting. At the close of business on the Record Date, 209,116,570 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the Record Date. These shares include shares that are (1) held of record directly in your name (in which case, you are a "Record Holder" with respect to such shares) and (2) held for you as the beneficial owner through a broker, bank or other nominee (in which case, you are a "Beneficial Holder" with respect to such shares). There are some distinctions between being a Record Holder and a Beneficial Holder as described herein.

Shares held of record

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the Record Holder with respect to those shares, and the proxy materials were sent directly to you by Royal Caribbean. As the Record Holder, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet as described in the Notice of Internet Availability of Proxy Materials and below under the heading "How to Vote."

Shares owned beneficially

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the Beneficial Holder of shares held in street name, and the proxy materials were forwarded to you by your broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the Beneficial Holder, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting.

Requirements to Attend the Annual Meeting

        You are invited to attend the Annual Meeting if you are a Record Holder or Beneficial Holder as of the Record Date. If you are a Record Holder, you must bring proof of identification, such as a valid driver's license, for admission to the Annual Meeting. If you are a Beneficial Holder, you will need to provide proof of ownership by bringing either your proxy card provided to you by your broker or a copy of your brokerage statement showing your share ownership as of the Record Date.

How to Vote

Voting in Person

        Shares held in your name as the Record Holder may be voted in person at the Annual Meeting. Shares for which you are the Beneficial Holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

        Regardless of how you hold your shares, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held as a Beneficial Holder, by submitting voting instructions to your broker or other nominee. You may also vote using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker or other holder of record provided to you for more information on these options. Votes cast by Internet have the same effect as votes cast by submitting a written proxy card.

How Proxies Work

        All properly executed proxies will be voted in accordance with the instructions contained thereon and, if no choice is specified, the proxies will be voted:

  •
  FOR the election of the eleven nominees for director named below (Proposal No. 1);

  •
  FOR the approval of the compensation of our named executive officers (Proposal No. 2);

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 3);

  •
  AGAINST the shareholder proposal regarding political contributions disclosure (Proposal No. 4); and

  •
  AGAINST the shareholder proposal regarding an independent chair of the board of directors (Proposal No. 5).

        Under New York Stock Exchange ("NYSE") rules, if you are a Beneficial Holder and do not provide specific voting instructions in a timely fashion to your broker or other nominee that holds your shares, such broker or nominee will not be authorized to vote your shares on any matters other than Proposal No. 3 regarding the ratification of the auditors. Therefore, failure to provide your broker or other nominee with specific voting instructions in a timely fashion will result in "broker non-votes" with respect to Proposals No. 1, 2, 4 and 5.

Matters to be Presented

        We are not aware of any matters to be presented for a vote at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Votes Necessary to Approve Proposals

        We will hold the Annual Meeting if we have a quorum, which requires the presence, in person or represented by proxy, of holders of a majority of the outstanding shares of common stock as of the Record Date. If you vote via the Internet or sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you abstain or fail to vote on any of the proposals listed on the proxy card. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the Record Date, we will not have a quorum and the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

        The affirmative vote of a majority of the votes cast is required to approve each proposal.

        Although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, they will not have any effect on the outcome of any proposal.

        Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies. They shall also receive, count and tabulate ballots and votes and determine the results thereof.

Revoking a Proxy

        Any proxy may be revoked by a shareholder at any time prior to the final vote at the Annual Meeting by voting again on a later date via the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted), by signing and submitting a later-dated proxy or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our Corporate Secretary at 1050 Caribbean Way, Miami, Florida 33132 a written notice of revocation prior to the Annual Meeting.

 CORPORATE GOVERNANCE

        We are committed to maintaining strong governance practices as we evolve as a company and regularly assess our practices to determine effectiveness and whether additional enhancements should be made.

Corporate Governance Principles

        We have adopted corporate governance principles which, along with our Board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, Board committees and committee evaluations. Copies of these principles and our Board committee charters are posted in the corporate governance section on our website at www.rclcorporate.com/investors.

Board of Directors and Committees

Meetings

        The Board held five meetings during 2019. In 2019, each of our directors attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served during the period the director was on the Board or committee. Our independent directors regularly meet in executive session without management directors present. The Lead Director presides at such meetings.

        We do not have a formal policy regarding Board member attendance at the annual shareholders meeting. One of our Board members attended our 2019 annual shareholders meeting.

Board Committees

        The Board has established four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Safety, Environment and Health Committee, and the Talent and Compensation Committee. Each of the committees, except for the Safety, Environment and Health Committee, is composed solely of independent directors. Each committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized in the charts below and set forth in more detail in each committee's written charter, which can be found in the corporate governance section on our website at www.rclcorporate.com/investors. In addition to these committees, the Board, from time to time, authorizes additional Board committees to assist the Board in executing its responsibilities.

Audit Committee

Members: William L. Kimsey (Chair) Stephen R. Howe, Jr. Maritza G. Montiel Vagn O. Sørensen	Responsibilities:

•

Oversight of

o

the integrity of our financial statements

o

the qualifications and independence of our principal independent auditor

o

the performance of our internal audit function and principal independent auditor

o

our compliance with the legal and regulatory requirements in connection with the foregoing

•

Review of and discussions with management and the principal independent auditor regarding the annual audited and quarterly financial statements of the Company and related disclosures

•

Discuss with management the guidelines and policies by which management assesses and manages the Company's exposure to risk, including a discussion of the Company's major enterprise risk exposures and the steps management has taken to monitor and mitigate such exposures

•

Preparation of Report of the Audit Committee (page 56)

Meetings Held During 2019: 9	Independence and Financial Expertise:

•

The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members

•

The Board has concluded that Mr. Howe, Mr. Kimsey, Ms. Montiel and Mr. Sørensen each qualifies as an "audit committee financial expert" within the meaning of SEC rules

•

The Board has concluded that Ms. Montiel's simultaneous service on four public company audit committees would not impair her ability to service on the Audit Committee

Nominating and Corporate Governance Committee

Members: Thomas J. Pritzker (Chair)* John F. Brock William L. Kimsey	Responsibilities:

•

Identification of individuals qualified to become Board members

•

Recommendation to the Board of director nominees

•

Recommendation to the Board of corporate governance principles

•

Recommendation to the Board of Board committee nominees

•

Recommendation to the Board of Board committee structure, operations and Board reporting

•

Oversee evaluation of Board and management performance

Meetings Held During 2019: 4	Independence: • The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE standards of independence for directors
*
Mr. Pritzker is not standing for re-election at the Annual Meeting and his term will expire effective as of the date of the Annual Meeting.

Safety, Environment and Health Committee

Members: William K. Reilly (Chair) Eyal M. Ofer Donald Thompson Arne Alexander Wilhelmsen Stephen R. Howe, Jr.	Responsibilities:

•

Oversight of our management concerning the implementation and monitoring of our safety (including security), environmental and health programs and policies

•

Monitor overall safety, environment and health compliance and performance

•

Review and monitor our overall strategies, policies and programs that impact the safety, environment and health of our guests, crew, the communities where we operate and the ports where our ships call

•

Monitor our overall development of strategies, policies and practices in the areas of energy consumption, greenhouse gas, and other criteria pollutant emissions, waste disposal and water use

•

Review of our programs and policies relative to environmental sustainability and our environmental sustainability reporting

Meetings Held During 2019: 4

Talent and Compensation Committee

Members: Vagn O. Sørensen (Chair) John F. Brock Ann S. Moore Donald Thompson	Responsibilities:

•

Overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the Company

•

Annual determination of CEO compensation levels, taking into account corporate goals and CEO performance against these goals

•

Annual determination of senior executive compensation levels

•

Periodic review and recommendations for director compensation

•

Periodic review of talent development programs and succession planning

•

Preparation of Report of the Talent and Compensation Committee (page 45)

Meetings Held During 2019: 4	Independence:

•

The Board has determined that each member of the Talent and Compensation Committee is independent within the meaning of the NYSE and SEC standards of independence for directors and compensation committee members

Board Leadership Structure

        The Board believes that one of its key responsibilities is to evaluate and implement an optimal leadership structure to facilitate appropriate oversight by an engaged Board of Directors. The Board regularly considers these matters and has concluded that the current leadership structure is appropriate to the Company's current circumstances.

        The current leadership structure of the Board consists of:

Name	Title
Richard Fain	Chairman and Chief Executive Officer
William Kimsey	Lead Director, Chairman of Audit Committee
Vagn O. Sørensen	Chairman of Talent and Compensation Committee
Thomas Pritzker*	Chairman of Nominating and Corporate Governance Committee
William Reilly	Chairman of Safety, Environment and Health Committee

*
Mr. Pritzker is not standing for re-election at the Annual Meeting and his term will expire effective as of the date of the Annual Meeting.

        Mr. Kimsey is our Lead Director. As Lead Director, Mr. Kimsey is responsible for presiding at and calling meetings of non-management directors, serving as a liaison between the Chairman and the non-management directors, advising the Chairman on and approving Board meeting agendas and schedules as well as information sent to the Board and, if requested by major shareholders, being available as appropriate for consultation and direct communication. The Lead Director serves at the pleasure of the non-management directors and may be replaced at any time by a majority of the non-management directors.

        The Board also regularly reviews the management structure within the Company and has concluded that combining the roles of Chairman and Chief Executive Officer is the most appropriate for our current circumstances. Mr. Fain has served as both Chairman and Chief Executive Officer for over 30 years. His experience and knowledge of our company and his position in our industry are unparalleled. He has effectively led the Company in both roles during the Company's evolution, including through a number of challenging industry and macroeconomic environments. Over the years, he has developed strong working relationships and trust with other members of the Board. Further, the Board believes that the significant leadership roles undertaken by Mr. Kimsey as well as the various independent directors who chair the other Board committees strike an appropriate balance between effective Board leadership and independent oversight of management.

        While currently appropriate, the Board notes that this conclusion is specific to today's circumstances. As these specific circumstances change, the Board intends to review the leadership structure, including the issue of combining the Chairman and Chief Executive Officer roles, and to make any changes that are appropriate at that time.

Talent Development and Succession Planning

        Our Talent and Compensation Committee is responsible for overseeing our talent development programs for our senior executives, including initiatives and practices to further enhance their skills and experience in order to ensure the continuity of capable management. As part of this responsibility, the Talent and Compensation Committee, in consultation with the Chairman & CEO, annually reviews and reports to the Board on management succession planning. This review includes an assessment of the qualifications for the Chief Executive Officer job, an evaluation of potential successors to the position, consideration of the appropriate process going forward and a review of our emergency management succession plan.

Risk Oversight and Board Role

        We have a formal enterprise risk management program. Pursuant to this program, management annually performs a Company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department. This assessment is updated at least once during the course of the year. The assessment identifies those risks inherent in our business plans and strategies with the greatest potential to impact the achievement of our business objectives. This assessment is used to provide us with a risk-based approach to managing our business. Management reviews and discusses the risk assessment report and updates thereto with the Audit Committee and the Board. In addition, committees of the Board consider and review with management at regularly scheduled committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each committee's area of responsibility, including cybersecurity and data protection risks, which are overseen by the Audit Committee. The committee chairs inform the Board of the outcome of these reviews through reports to the Board at the regularly scheduled Board meetings.

Director Independence

        Under our corporate governance principles, two-thirds of our directors are required to be independent within the meaning of the NYSE standards of independence for directors. Our corporate governance principles contain guidelines established by the Board to assist it in determining director independence in accordance with these NYSE standards. The Board believes that directors who do not meet the NYSE independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE independence standards.

        To be considered independent under the NYSE independence standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the "Royal Caribbean Group"). The Board has established the following guidelines to assist it in determining director independence in accordance with those standards:

  •
  A director will not be independent if:

  o
  the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim CEO or other interim executive officer;

  o
  the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group;

  o
  the director is a current partner or employee of Royal Caribbean's internal or external auditor (in either case, the "Auditor") or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean's audit;

  o
  the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean's audit within that time;

  o
  the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean's current executive officers at the same time serves or served on the compensation committee of that other company; or

  o
  the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed $1,000,000 or two percent of the annual consolidated gross revenues of the other company (whichever is greater).

  •
  The following commercial relationships will not be considered to be material relationships that would impair a director's independence:

  o
  if a director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than $1,000,000 or two percent of the annual consolidated revenues of the company he or she serves as an employee (whichever is greater);

  o
  if a director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an employee; and

  o
  if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than $1,000,000 or two percent of the annual consolidated revenues of the company the immediate family member serves as an executive officer (whichever is greater).

        Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Mr. Fain, who is not considered independent as a result of his position as Chairman & CEO of the Company, and Messrs. Ofer and Wilhelmsen, who, under current circumstances, the Board determined are no longer independent as of March 23, 2020 as a result of each of their $100 million participation interest in our 364-day senior secured term loan agreement, dated as of March 23, 2020. In determining that Mr. Pritzker, who was a director for all of 2019 and is not standing for re-election at the Annual Meeting, is independent, the Board considered the transactions described below in "Certain Relationships and Related Person Transactions — Related Person Transactions." In addition, the Board had previously determined that former director Bernt Reitan, who resigned from the Board on May 30, 2019, qualified as independent.

Selection of Director Candidates

        In identifying and evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate, his or her willingness and ability to evaluate, challenge and stimulate, and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate's experience in business and other areas that may be relevant to the activities of the Company, his or her leadership ability, the applicable independence requirements, the current composition of the Board and the appropriate balance between the value of continuity of service by existing members of the Board with that of obtaining a new perspective.

        The Board recognizes the value and importance of diversity and considers diversity when evaluating prospective nominees as part of our director nomination process. As diversity can encompass many attributes, our corporate governance principles provide that diversity includes matters of race, gender and ethnicity. The Nominating and Corporate Governance Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen.

        The Nominating and Corporate Governance Committee has been committed to refreshing the Board by adding new directors. Three new members have been added to the Board within the past five years. Such refreshment brings different experiences to the Board and expands the Board's diversity in terms of gender, race and ethnicity.

        The Nominating and Corporate Governance Committee regularly engages third party search firms to identify or assist in identifying potential director nominees. The Nominating and Corporate Governance Committee seeks to identify director candidates from a variety of sources, including search firms, personal connections, shareholder recommendations and recommendations by others. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders that are submitted as described in our amended and restated by-laws. During the last year, we employed an outside firm to assist us with our search process for new directors.

Family Relationships

        There are no family relationships among our executive officers and directors or director nominees.

Code of Ethics

        The Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, including our executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section of our website at www.rclcorporate.com/investors and is available in print, without charge, to shareholders upon written request to our Corporate Secretary at Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors that require disclosure under the applicable SEC or NYSE rules will be posted on our website at www.rclcorporate.com/investors.

Compensation Committee Interlocks and Insider Participation

        During 2019, none of the members of the Talent and Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) had any related party relationships requiring disclosure under Item 404 of SEC Regulation S-K. During 2019, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or the Talent and Compensation Committee of the Company.

Contacting Members of the Board

        The Board welcomes questions and comments. Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of our Corporate Secretary at our principal address at 1050 Caribbean Way, Miami, Florida 33132 or via email to bstein@rccl.com. The Corporate Secretary maintains a record of all such communications and promptly forwards to the Lead Director those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary periodically provides a summary of all such communications to the Lead Director and he, in turn, notifies the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

        This table sets forth information as of April 1, 2020 about persons we know to beneficially own(1) more than five percent of our common stock.

Name of Beneficial Owner	Shares of Common Stock (#)		Percentage of Ownership(2)
AWILHELMSEN AS	25,134,512	(3)	12.02%
The Vanguard Group	18,568,367	(4)	8.88%
BlackRock, Inc.	12,270,944	(5)	5.87%
Osiris Holdings Inc.	11,277,680	(6)	5.39%

(1)
A person is deemed to be the beneficial owner of securities to which such person has the right to acquire within 60 days from April 1, 2020, including upon the exercise of options, warrants and other convertible securities.

(2)
Applicable percentage ownership is based on 209,107,571 shares of common stock outstanding as of April 1, 2020.

(3)
AWILHELMSEN AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The shares reported in the table include 5,035,259 shares owned by AWECO Invest AS, an affiliate of AWILHELMSEN AS. AWILHELMSEN AS has the power to vote and dispose of the shares owned by AWECO Invest AS pursuant to an agreement between AWILHELMSEN AS and AWECO Invest AS. The address of AWILHELMSEN AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway. The foregoing information is based on a Schedule 13G/A and Form 4 filed by AWILHELMSEN AS with the SEC on February 6, 2015 and February 7, 2019, respectively.

(4)
Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020.

(5)
Represents shares beneficially owned by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 7, 2020.

(6)
Osiris Holdings Inc. ("Osiris") is a Liberian corporation, the indirect beneficial owner of which is a trust primarily for the benefit of certain members of the Ofer family. The shares reported in the table include 9,656,380 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. The address of Osiris is c/o Global Holdings Management Group S.A.M., 3 ruelle Saint Jean, 98000 Monaco. The foregoing information is based solely on a Schedule 13G filed by Osiris with the SEC on August 25, 2011.

Security Ownership of Directors and Executive Officers

        This table sets forth information as of April 1, 2020 about the number of shares of common stock beneficially owned(1) by (i) our directors; (ii) the named executive officers listed in the "Compensation Discussion and Analysis" below; and (iii) our directors and executive officers as a group.

        The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

        No shares of common stock held by our directors or named executive officers have been pledged.

Name of Beneficial Owner	Shares of Common Stock (#)(2)		Percentage of Ownership(3)
Michael W. Bayley	38,227		*
John F. Brock	14,847		*
Richard D. Fain	1,092,814	(4)	*
Stephen R. Howe, Jr.	1,944		*
William L. Kimsey	20,903		*
Jason T. Liberty	23,958		*
Lisa Lutoff-Perlo	19,083		*
Harri U. Kulovaara	15,039		*
Maritza G. Montiel	3,081		*
Ann S. Moore	16,650		*
Eyal M. Ofer	30,572	(5)	*
Thomas J. Pritzker	818,450		*
William K. Reilly	17,252		*
Vagn O. Sørensen	23,369		*
Donald Thompson	7,208		*
Arne Alexander Wilhelmsen	25,144,848	(6)	12.02%
All directors and executive officers as a group (19 persons)	27,373,347		13.09%

*
Denotes beneficial ownership of less than 1% of the outstanding shares of common stock

(1)
A person is deemed to be the beneficial owner of securities to which such person has the right to acquire within 60 days from April 1, 2020, including upon the exercise of options, warrants and other convertible securities.

(2)
The holdings reported in this column for each person include shares of common stock issuable upon the exercise of stock options that are exercisable as of April 1, 2020 or will be exercisable within 60 days from April 1, 2020 and the vesting of restricted stock units and performance shares that are scheduled to settle within 60 days from April 1, 2020 as follows:

Mr. Fain	37,513	Director/ Officer Group	44,438
(3)
Applicable percentage ownership is based on 209,107,571 shares of common stock outstanding as of April 1, 2020.

(4)
Includes 235,106 shares owned by various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares. Does not include shares owned by other trusts for the benefit of members of the Fain family in which Mr. Fain does not have any beneficial or pecuniary interest or shares directly or indirectly owned by Mr. Fain's adult children.

(5)
Does not include 11,277,680 shares beneficially owned by Osiris.

(6)
Includes 25,134,512 shares beneficially owned by AWILHELMSEN AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes our equity plan information as of December 31, 2019.

Plan Category	Column A: Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	1,152,814	(1)	$41.2229	(2)	3,878,859	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	1,152,814		$41.2229		3,878,859

(1)
Includes outstanding stock options, unvested or unsettled restricted stock units and unvested performance share units under our 2008 Equity Incentive Plan.

(2)
Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price (including restricted stock units and performance shares).

(3)
Includes shares available for issuance under our 2008 Equity Incentive Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

        The Board currently consists of twelve directors. Mr. Pritzker will not stand for re-election and his term on the Board will expire as of the date of the Annual Meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of our eleven remaining directors for re-election. Once elected, a director holds office until the next annual shareholders meeting and until a respective successor is duly elected and qualified or until his or her earlier resignation or removal.

        If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee designated by our Board or our Board may determine to reduce the size of our Board. Each person nominated for election has agreed to serve if elected.

Director Nominees

        Set forth below is biographical information for the nominees, as well as the key attributes, experience and skills that the Board believes each nominee brings to the Board.

John F. Brock
Director since February 2014
Age: 71
Board Committees: Nominating and Corporate Governance Committee; Talent and Compensation Committee Other Public Company Boards: None

        Mr. Brock retired as Chief Executive Officer of Coca-Cola European Partners in December 2016, having served in that role since the formation of that company in May 2016. Prior to that, Mr. Brock served as Chairman and Chief Executive Officer of Coca-Cola Enterprises Inc. since April 2008 and as Chief Executive Officer since April 2006. From February 2003 until December 2005, Mr. Brock was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company. From April 2007 to December 2007, Mr. Brock served as a director of Dow Jones & Company, Inc., a publisher and provider of global business and financial news. From 2004 to 2006, he served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. From 2003 to 2005, he served as a director of Interbrew/Inbrew, a beer brewing company. He also served as a director of Reed Elsevier, a publisher, from 1997 to 2003. Mr. Brock is a Trustee of the Georgia Tech Foundation, Chairman of Horizons Atlanta, a philanthropic organization that enhances education for underserved children, and a member of the Smithsonian National Board. Mr. Brock is also a member of the Executive Board of MidOcean Partners, a private equity firm, and a member of the Advisory Board of BIP Capital, a venture capital firm.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Brock brings senior leadership and strategic and global expertise from his most recent position as Chairman and Chief Executive Officer of one of the world's largest independent Coca-Cola bottlers. Prior to his retirement, Mr. Brock demonstrated effective and efficient leadership of a complex, publicly traded company competing in the highly competitive international beverage industry.

Richard D. Fain, Chairman
Director since 1981
Age: 72
Board Committees: None
Other Public Company Boards: None

        Mr. Fain has served as a director since 1981 and as our Chairman and Chief Executive Officer since 1988. Mr. Fain is a recognized industry leader, having participated in shipping for over 40 years and having held a number of prominent industry positions, such as Chairman of the Cruise Lines International Association (CLIA), the largest cruise industry trade association. He currently serves on the University of Miami Board of Trustees as well as on the National Board of the Posse Foundation. He is former chairman of the University of Miami Board of Trustees, the Miami Business Forum, the Greater Miami Convention and Visitors Bureau, and the United Way of Miami-Dade.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Fain's breadth of experiences, tenure and leadership provide incomparable insights into the history, operations, and strategic vision of the Company as well as the evolution and direction of the cruise industry as a whole. As our Chairman & CEO for over 30 years, Mr. Fain has grown the Company from a one-brand Caribbean-centric operation with berthing capacity of approximately 5,000 to the second largest cruise company in the world with a portfolio of global and regional brands that operate around the globe with berthing capacity of approximately 140,000.

Stephen R. Howe, Jr.
Director since December 2018
Age: 58
Board Committees: Audit Committee; Safety, Environment and Health Committee
Other Public Company Boards: None

        Mr. Howe served as U.S. Chairman and Managing Partner and Americas Area Managing Partner of Ernst & Young ("EY") and was a member of EY's Global Executive Board from 2006 until his retirement in 2018. While leading EY in the U.S. and the Americas, he was executive sponsor for the firm's focus on diversity and inclusiveness. Prior to 2006, Mr. Howe was also the Managing Partner of EY's Financial Services Office and client service partner for a number of global financial institutions. He was with EY for over 35 years. Mr. Howe is also a member of the Board of Trustees of Carnegie Hall, the Board of the Peterson Institute for International Economics and the Board of Trustees (Chairman) of the Liberty Science Center. Mr. Howe was previously a member of the boards of Colgate University, the Center for Audit Quality and the Financial Accounting Foundation.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Howe brings to the Board considerable financial and leadership experience through his service as U.S. Chairman and Managing Partner and Americas Managing Partner of EY. He provides the board with meaningful insight gained from his past service as the executive sponsor of EY's focus on diversity and inclusiveness.

William L. Kimsey, Lead Director
Director since 2003
Age: 77
Board Committees: Audit Committee (Chairman); Nominating and Corporate Governance Committee
Other Public Company Boards: None

        Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst &

Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. From 2003 until 2018, Mr. Kimsey served on the board, the compensation committee, and the audit committee (serving as chair from 2011-2018) of Accenture Plc. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. From 2003 through 2014, Mr. Kimsey also served on the board and the audit committee of Western Digital Corporation. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Specific Qualifications, Attributes, Skills and Experience:

        As former Chief Executive Officer of one of the largest public accounting firms in the world, Mr. Kimsey brings substantial accounting and finance knowledge and expertise to the Board as well as experience serving on and chairing the audit committees of a number of other large, well-regarded public corporations.

Maritza G. Montiel
Director since December 2015
Age: 68
Board Committees: Audit Committee
Other Public Company Boards: AptarGroup, Inc. (New York Stock Exchange); Comcast Corporation (Nasdaq Global Select Market); McCormick & Company (New York Stock Exchange)

        Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. Prior to these positions, she held numerous senior management roles at Deloitte, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011, and Regional Managing Partner from 2001 to 2009. During Ms. Montiel's tenure at Deloitte, she was the Advisory Partner for many public company registrants in which Deloitte was the principal auditor. Ms. Montiel is a board member of AptarGroup, Inc. where she chairs the audit committee, a board member of Comcast Corporation, where she is a member of the audit committee, and a board member of McCormick & Company, where she chairs the audit committee.

        The Board has concluded that Ms. Montiel's simultaneous service on four public company audit committees would not impair her ability to serve on the Audit Committee.

Specific Qualifications, Attributes, Skills and Experience:

        Leveraging her more than 35 years of advising companies (including providing attestation services for public companies) across a wide cross-section of industries, Ms. Montiel brings to the Board significant financial and advisory experience. The Board also benefits from her deep and broad working knowledge of the strategic and governance challenges faced by today's large organizations and her experience overseeing risk and compliance in her role as Deputy CEO of Deloitte.

Ann S. Moore
Director since May 2012
Age: 69
Board Committees: Talent and Compensation Committee
Other Public Company Boards: None

        Ms. Moore served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc., where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. From 1993 to May 2014, Ms. Moore

served on the Board of Directors of Avon Products Inc. She was also a director of the Wallace Foundation from 2004 through June 2016.

Specific Qualifications, Attributes, Skills and Experience:

        Ms. Moore's extensive experience in consumer-driven publishing and media brings to the Board recognized management and entrepreneurial capabilities. As the leader of one of the largest magazine companies in the United States, Ms. Moore successfully expanded the footprint of many of the company's flagship brands and oversaw her company's transition to digital platforms.

Eyal M. Ofer
Director since 1995
Age: 69
Board Committees: Safety, Environment and Health Committee
Other Public Company Boards: None

        Mr. Ofer has served as a director of the Company since May 1995. Mr. Ofer is a global maritime shipping and real estate business leader and philanthropist. As the Chairman of a multi-generational family group, Ofer Global, he leads a private portfolio of international businesses principally focused on shipping, real estate, energy, technology, banking and investments. Its interests span Europe, North America, the Near East, Australasia and South East Asia. Mr. Ofer heads Ofer Global's various divisions, including: Zodiac Group, an international shipping enterprise operating a diversified fleet of over 160 vessels worldwide; Global Holdings Group, a real estate holding group specializing in large scale iconic office buildings, hotels and luxury residential developments, as well as other investment and development assets; O.G. Energy, a division holding oil and gas exploration and production interests (onshore & offshore) in the Australasia and South East Asia regions; and O.G. Tech Ventures, a single LP Venture Capital fund with a focus on Round A tech investments. Mr. Ofer also chairs the Eyal & Marilyn Ofer Family Foundation, a philanthropic foundation established for the charitable giving of his family in support of education and the arts.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Ofer brings to the Board over 30 years of significant leadership in the international maritime industry, including over 20 years of service on our Board of Directors. Mr. Ofer also provides considerable expertise in both real estate and finance matters, having played a leading role throughout his career in both expanding and diversifying his family's shipping enterprise into sectors including real estate, cruise lines, hotels and banking.

William K. Reilly
Director since 1998
Age: 80
Board Committees: Safety, Environment and Health Committee (Chairman)
Other Public Company Boards: Enviva Partners LP (New York Stock Exchange)

        Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund established in 1997 and dedicated to investing in companies engaged in water. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and Chairman of the Advisory Committee to the Nicholas Institute for Environmental Policy Solutions at Duke University. He serves as a director of Enviva Partners LP, a publicly traded master limited partnership that aggregates wood fiber and processes it into a transportable form. From 1993 until April 2012, Mr. Reilly also served on the Board of Directors of E.I. duPont de Nemours and Company and from 1997 until May 2013, he served on the Board of Directors of ConocoPhillips. In May 2010, President Obama named Mr. Reilly to serve as co-chair of the National Commission on the BP

Deepwater Horizon Oil Spill and Offshore Drilling, which released its report on January 11, 2011. In December 2012, the President named Mr. Reilly to the Council for Global Development. In 2017, Mr. Reilly became a director of the Center for Strategic and International Studies, a non-profit research and communication organization in Washington, DC. In 2018, Mr. Reilly became a director of the Union of Concerned Scientists, a non-profit research and communications organization based in Cambridge, MA.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Reilly brings to the Board his wealth of environmental, safety and regulatory expertise gained through significant leadership roles within a number of distinguished environmental organizations, including the U.S. Environmental Protection Agency and the World Wildlife Fund, and on important environmental projects, including serving as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling.

Vagn O. Sørensen
Director since 2011
Age: 60
Board Committees: Audit Committee; Talent and Compensation Committee (Chairman)
Other Public Company Boards: Air Canada (Toronto Stock Exchange); FLSmidth A/S (Copenhagen Stock Exchange)

        Mr. Sørensen brings to the Board over 20 years of experience in the aviation industry, having served as the President and CEO of Austrian Airlines Group from 2001 through 2006. Prior to that, he served in a variety of roles with Scandinavian Airlines Systems, including as Executive Vice President and Deputy CEO. He currently serves as a board member and chairman for a number of corporations throughout Europe and Canada, including Air Canada, FLSmidth A/S, Parques Reunidos SA, Nordic Aviation Capital and Scandlines. Mr. Sørensen also previously served on the board of Scandic Hotels AB.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Sørensen's breadth of experience in the aviation industry and the insurance industry brings useful insight to the Board, especially with respect to matters impacting the travel industry and risk management. He also provides significant experience within the shipping industry gained through his prior service as Deputy Chairman of DFDS A/S, one of the largest short-seas operators in Europe. Through his service on a number of other boards in Europe and Canada, Mr. Sørensen also provides the Board with diverse perspectives.

Donald Thompson
Director since May 2015
Age: 57
Board Committees: Safety, Environment and Health Committee; Talent and Compensation Committee
Other Public Company Boards: Northern Trust Corporation (Nasdaq Global Select Market); Beyond Meat, Inc. (Nasdaq Global Select Market)

        Prior to his current role as Founder and Chief Executive Officer of Cleveland Avenue, LLC, a venture capital firm, Mr. Thompson served as President and Chief Executive Officer of McDonald's Corporation from 2012 until March 2015. Previously, Mr. Thompson served as President and Chief Operating Officer of McDonald's Corporation from 2010 to 2012 and President of McDonald's USA from 2006 to 2010. Prior to joining McDonald's, Mr. Thompson served six years as an Electrical Engineer for the Northrop Corporation, where he specialized in power supply design and manufacturing for high technology radar systems. Mr. Thompson also served as director of McDonald's Corporation from 2011 to March 2015 and as a director of Exelon Corporation from 2007 to 2013. Since March 2015, Mr. Thompson has served as a director of Northern Trust Corporation. He also serves on the board of Beyond Meat, as an Advisory Board member of Docusign, Inc. and on numerous civic and philanthropic boards. He is a member of the Executive Leadership Council, the Commercial and Economic Clubs of Chicago, Business Council, World Business Chicago and the Arthur M. Brazier Foundation. He serves as a Trustee on the boards of the Cleveland Avenue Foundation for Education, Northwestern Memorial Hospital and Purdue University.

Specific Qualifications, Attributes, Skills and Experience:

        Mr. Thompson brings to the Board significant strategic leadership and collaboration skills as well as valuable global business perspective. His 25-year career at McDonald's, the world's leading global foodservice retailer, culminated in leading the company from 2012 through 2015. In his role as President & CEO of McDonald's, Mr. Thompson directed strategy and operations for over 30,000 restaurants in over 100 countries, working closely with thousands of independent owner/operators, corporate staff and restaurant employees around the world.

Arne Alexander Wilhelmsen
Director since 2003
Age: 54
Board Committees: Safety, Environment and Health Committee
Other Public Company Boards: None

        Mr. Wilhelmsen is Chairman of the board of directors of AWILHELMSEN AS, the holding company for the AWILHELMSEN group of companies, after having served as the Chairman of the board of directors of AWILHELMSEN Management AS from 2008 through June 2013. Mr. Wilhelmsen was elected Chairman of the Board of AWECO AS in 2011 and Chairman of the Board of AWILHELMSEN HOLDING AS in June 2016 and Aweco Cruise Holding AS in June 2017. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. In addition, Mr. Wilhelmsen serves as Chairman of the board of his wholly owned company Pan Sirius AS. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that was responsible for the sales and marketing activities of the Company in Europe.

Specific Qualifications, Attributes, Skills and Experience:

        As the leader of an investment company with varied interests across a number of business segments, including shipping, cruise, real estate and retail, Mr. Wilhelmsen brings a diverse knowledge base and strategic insight to the Board. As the representative of the Company's largest shareholder and one of the Company's original founders, Mr. Wilhelmsen also provides a valuable historical perspective to the Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Director Compensation for 2019

        Directors who are also Company employees do not receive any compensation for their services as directors.

        For services in 2019, each non-employee director was entitled to receive an annual cash retainer of $80,000 for a full year of service. In addition, our Lead Director received a further annual cash retainer of $75,000 for 2019.

        We also pay annual cash retainers for chairing and service on various Board committees. The amount of these retainers in 2019 for a full year of service was as follows:

Committee Role	Audit Committee	Talent & Compensation Committee	Nominating & Corporate Governance Committee	Safety, Environment & Health Committee
Chairman	$30,000	$20,000	$10,000	$10,000
Member	$20,000	$10,000	$7,500	$7,500

        Directors do not earn fees for each meeting attended; however, they are reimbursed for their travel expenses and, occasionally, for those of an accompanying guest.

        In 2019, each non-employee director received restricted stock units with a fair market value of $175,754 as of the grant date. These restricted stock units vested in full immediately upon grant and settled one year following the date of grant. Our stock ownership guidelines require directors to accumulate ownership of at least $240,000 of our common stock (which is 3 times their annual cash retainer for Board service), including the value of restricted stock and restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell shares of our common stock until the value once again exceeds the required amount. In addition, non-employee directors may not be granted awards with a dollar value in excess of $500,000 in any one calendar year.

        In order to increase their knowledge and understanding of our business, we encourage our non-management Board members and their families to experience our cruises. As a result, we have adopted a Non-Management Director Cruise Policy. Under this policy, with certain limited exceptions, a Board member is entitled to up to two complimentary staterooms on two cruises per year for the Board member and any immediate family accompanying the Board member on the cruise. Additional guests traveling with a Board member will receive a 15% discount off the lowest available fare for up to five staterooms. The Chairman & CEO may grant exceptions to this policy in his discretion, but did not do so in 2019.

        The table below summarizes the compensation of each person serving as a non-employee director in 2019.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
John F. Brock	$97,500	$175,754	—	$273,254
Stephen R. Howe, Jr.	$97,667	$175,754	—	$273,421
William L. Kimsey	$192,500	$175,754	$13,716	$381,970
Maritza G. Montiel	$100,000	$175,754	$31,747	$307,501
Ann S. Moore	$90,000	$175,754	—	$265,754
Eyal M. Ofer	$95,000	$175,754	—	$270,754
Thomas J. Pritzker	$90,000	$175,754	—	$265,754
William K. Reilly	$90,000	$175,754	$18,717	$284,471
Bernt Reitan(4)	$49,451	$175,754	—	$225,205
Vagn O. Sørensen	$116,133	$175,754	—	$291,887
Donald Thompson	$97,500	$175,754	—	$273,254
Arne Alexander Wilhelmsen	$89,375	$175,754	$38,625	$303,754

(1)
The column titled "Stock Awards" reports the fair value of restricted stock unit awards at their grant date in 2019 calculated in accordance with the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2019.

(2)
As of December 31, 2019, each non-employee director listed in the table held 1,524 vested restricted stock units. As of December 31, 2019, certain non-employee directors listed in the table held vested options to purchase the following aggregate number of shares of common stock: Mr. Ofer, 2,586; and Mr. Pritzker, 2,586.

(3)
These amounts relate to discounts on Company cruises provided to directors. The aggregate value of other compensation that would be reportable in this column made available to non-employee directors other than Messrs. Kimsey, Reilly and Wilhelmsen and Ms. Montiel is less than $10,000 per person.

(4)
Mr. Reitan served on the Board until May 30, 2019.

Director Compensation for 2020

        In 2019, the Talent and Compensation Committee requested that Willis Towers Watson perform a detailed analysis of our Board of Directors compensation practices, which have remained unchanged since 2015. Based on this analysis, which indicated that the average total compensation paid to our directors was slightly below competitive market levels, for 2020, we increased the annual cash retainer payable for Board service to $100,000, and annual equity grant value to $200,000. We also increased the member retainers for the Talent and Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee from $10,000, $7,500 and $7,500, respectively, to $12,000, $10,000 and $10,000, respectively. In addition, we increased the committee chair retainers for the Audit Committee, the Talent and Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee from $30,000, $20,000, $10,000 and $10,000, respectively, to $35,000, $25,000, $20,000 and $20,000, respectively. In light of the COVID-19 pandemic and the negative financial and operational impacts resulting therefrom, the Board has unanimously consented to forego all cash retainers and fees payable for Board and committee service, effective from April 1, 2020 through September 30, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy and Procedures

        We have a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company is a participant and a "related person" which includes any director, executive officer or greater than 5% beneficial owner of the Company or any immediate family member of the foregoing has a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee, which is responsible for reviewing and determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy, unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

  •
  transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

  •
  transactions in which the related person's interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

  •
  transactions in which the related person's interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

  •
  transactions in which the related person's interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

  •
  compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

  •
  non-executive director compensation arrangements.

        In reviewing transactions submitted to them, the Audit Committee reviews and considers all relevant facts and circumstances to determine whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, including, without limitation:

  •
  the commercial reasonableness of the terms;

  •
  the benefit and perceived benefit, or lack thereof, to the Company;

  •
  opportunity costs of alternative transactions;

  •
  the character of the related person's interest; and

  •
  the actual or apparent conflict of interest of the related person.

        If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

        Mr. Thomas J. Pritzker, one of our directors, is Executive Chairman of the Hyatt Hotels Corporation ("Hyatt"). During the year ended December 31, 2019, we paid Hyatt approximately $852,461 for hotel stays of our guests and employees traveling on business and for use of Hyatt's facilities for business purposes. The amount represents less than 0.02% of Hyatt's revenues for 2019 and approximately 0.88% of our transportation and lodging expense for the same period. As in prior years, there are no specific arrangements or understandings between us and Hyatt in this regard. Hyatt is a major hotel chain and it would be imprudent for us to exclude them. The Audit

Committee reviewed and approved or ratified the foregoing transactions with Hyatt Hotels Corporation in accordance with our Related Person Transaction Policy.

        Messrs. Eyal Ofer and Arne Alexander Wilhelmsen, two of our directors, each purchased, on an arms' length basis, a participation interest equal to $100 million in loans made to the Company in connection with the $2.2 billion senior secured term loan agreement (the "Senior Secured Loan Agreement") entered into with Morgan Stanley Senior Funding, Inc., as the administrative agent and collateral agent and the other lenders party thereto, on March 23, 2020 (the "Funding Date"). As of April 1, 2020, the aggregate amount of principal outstanding under the Senior Secured Loan Agreement was $2.2 billion. The proceeds of the Senior Secured Loan Agreement will be used for working capital and other general corporate purposes. Interest accrues at LIBOR plus a margin of 2.25% which increases to 2.50% and 2.75%, 180 days and 365 days, respectively, after the Funding Date. In addition, we will be required to pay a duration fee in an amount equal to 0.25% of the aggregate principal amount of the loans outstanding under the Senior Secured Loan Agreement every 60 days. The Audit Committee reviewed and approved or ratified the foregoing transactions in accordance with our Related Person Transaction Policy. For additional information on the Senior Secured Loan Agreement, please refer to our Form 8-K filed with the SEC on March 23, 2020.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        2019 was another record year, as we grew US GAAP Net Income to $1.9 billion, or $8.95 per diluted share, and Adjusted Net Income* to $2.0 billion, or $9.54 per diluted share, representing a 4.6% and 7.7% year-over-year growth in US GAAP EPS and Adjusted EPS*, respectively, despite the unfavorable impact from currency. While 2019 was another record year, we are currently in the midst of an unprecedented and unpredictable situation with the outbreak of COVID-19. The COVID-19 pandemic represents a significant challenge for our industry and the world, and its impact on our operations and overall financial performance are uncertain at this time. We are working diligently to mitigate the challenges posed by this outbreak and to lend assistance where we can to our employees and the communities in which we operate. Our 2019 compensation programs responded to 2019 outcomes as outlined below, but these decisions and the payments described herein were made before the full global extent of COVID-19 had become apparent. The Talent and Compensation Committee will consider the business and financial impact to the Company, our shareholders and our employees in evaluating 2020 performance in early 2021.

*
See Annex A for a reconciliation of non-GAAP measures to the comparable GAAP results presented.

        We place significant focus on the design of our executive compensation programs as we believe their effectiveness is crucial to our success as a company. We assess our programs regularly and strive to continuously make improvements as well as incorporate shareholder feedback. Our 2019 executive compensation program was generally consistent with the prior year's program.

        In furtherance of our compensation program objectives, we maintain a high level of corporate governance standards within our executive compensation programs as follows:

What We Do	What We Do Not Do

•

Establish a mix of compensation components, including fixed and variable pay and short- and long-term incentives, that encourages focus on both the short- and long-term interests of the Company and its shareholders

•

Set challenging short- and long-term performance objectives

•

Hold our executives to meaningful stock ownership guidelines to further align executives' motivations with those of shareholders

•

Provide severance benefits in the event of a change-of-control only if there is an accompanying termination

•

Design our programs so as not to encourage unnecessary and excessive risk taking

•

Include "clawback" provisions for our cash and equity incentive awards

•

Hold an annual "say-on-pay" advisory vote

•

Utilize an independent compensation consultant to advise the Talent and Compensation Committee

•

No repricing of underwater stock options

•

No cash buyouts of underwater stock options

•

No tax-gross up provisions on any change-of-control severance benefits

•

No excessive perquisites or other executive-only benefits

•

No hedging of the Company's stock by corporate officers, employees or directors

        At our 2019 annual meeting, shareholders approved our 2018 NEO compensation with over 95% of the votes cast in favor of our practices. Given the high level of support, the Talent and Compensation Committee did not make any significant changes to its approach to executive compensation specifically as a result of this "say-on-pay" vote. The Talent and Compensation Committee considers the outcome of our annual say-on-pay votes when making future compensation decisions for NEOs. The next "say-on-pay" vote will occur at our 2020 annual meeting.

        We discuss our compensation plans, policies and objectives in detail below.

Named Executive Officers

        Our NEOs for the fiscal year ended December 31, 2019 are set forth below.

Name	Title
Richard D. Fain	Chairman & Chief Executive Officer
Jason T. Liberty	Executive Vice President, Chief Financial Officer
Michael W. Bayley	President and Chief Executive Officer, Royal Caribbean International
Lisa Lutoff-Perlo	President and Chief Executive Officer, Celebrity Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Each of the foregoing officers was also an NEO for fiscal year 2018.

Executive Compensation Philosophy

        We adhere to a pay-for-performance philosophy. In line with this philosophy, we have designed our compensation programs to support three main goals:

  •
  align the interests of our executives with the interests of our shareholders;

  •
  recruit, retain, and motivate an elite management team; and

  •
  reward positive contributions to both short-term and long-term corporate performance.

        We provide compensation to our executives consisting of three principal elements: base salary, performance-based annual incentive bonus and equity awards. The objectives and key features of each pay element are described below.

Compensation Type		Pay Element	Objectives and Key Features
FIXED	Cash Compensation	Base Salary	**Objectives** The Talent and Compensation Committee sets salaries to provide a level of steady income in line with expertise, experience, tenure, performance, potential and scope of responsibility. **Key Features** • Base salaries are set annually by the Talent and Compensation Committee and, for 2019, based on market competitiveness and in line with performance and contributions to the achievement of Company goals • Increases, when appropriate, are provided based on market movements and merit • More meaningful salary increases are provided based on promotion or to maintain market competitiveness
VARIABLE		Annual Incentive Bonus	**Objectives** The Talent and Compensation Committee structures the Executive Bonus Plan to focus executives on annual financial and operational performance enabling them to better manage the cyclical nature of our business and to reward executives for performance relative to our short-term goals and initiatives. **Key Features** • The target bonus for each NEO is set by the Talent and Compensation Committee early in the year and the actual value realized will adjust upward or downward based on Company and, where relevant, brand and, in the case of NEOs other than the Chairman & CEO, individual performance • For Chairman & CEO - payout on 100% of target is determined by Company performance against financial and operational/ strategic metrics established early in the year • For other NEOs - payout on two-thirds of target is determined by Company performance against financial and operational/strategic metrics established early in the year; payout on remaining one-third is determined based on individual performance
	Equity Compensation	Equity Awards – In General	**Objectives** The Talent and Compensation Committee structures equity awards to align each executive's risk and investment decisions with shareholder interests, reinforcing and rewarding the achievement of long-term goals and focusing executives on total shareholder return. The Talent and Compensation Committee also believes that long-term equity awards promote stability and corporate loyalty among our executives. **Key Features** • The equity award for each NEO is, for 2019, based on long-term individual and Company performance; the actual long-term value realized will adjust upward or downward based on Company and stock price performance • For Chairman & CEO in 2019, performance share allocation was 75%, with the balance issued in time-based restricted stock units • For the other NEOs in 2019, performance share allocation was 60%, with the balance issued in time-based restricted stock units
		Performance Shares	**Key Features** • Performance shares reward executives only if specified financial performance measures are met • Subject to performance measures, shares generally vest three years after the grant date • Actual payout ranges from 0% to 200% of target award opportunity amount • For 2019 grants, payout will be based on 2021 ROIC and 2021 Adjusted EPS
		Time-Based Restricted Stock Units	**Key Features** • Generally vest in four equal annual installments, starting on the first anniversary of the grant date

        Our commitment to performance-based compensation is illustrated by the following pie charts, which show the mix of each compensation component at target levels for our Chairman & CEO and for our other NEOs for 2019.

Royal Caribbean Cruises LTD.
2019 Target Compensation – Chairman & CEO
90% Variable Compensation

Royal Caribbean Cruises LTD.
2019 Target Compensation – Other Named Executives
81% Variable Compensation

        The percentages in the foregoing chart for the other NEOs represent a weighted average of each element of compensation for such officers.

Market Comparison Group

        The process of making compensation decisions begins with establishing a Market Comparison Group. Our Market Comparison Group is the foundation of our annual compensation review and is used to help guide the Talent and Compensation Committee's decisions regarding competitive pay levels and design architecture.

        Although we strive for consistency, the list of companies that comprise our Market Comparison Group are developed by our independent compensation consultant and reviewed and approved annually by the Talent and Compensation Committee using the following criteria:

  •
  Availability of public information — company is publicly-traded and compensation data is available in public filings

  •
  Relevant industry group — company included in at least one of ten leisure and tourism industry groups

  •
  Equivalent revenue — company is within approximately 0.5 to 2 times our revenue

  •
  Similar business strategy — company falls under hospitality, hotels and motels, leisure time, leisure products or resort industry categories

  •
  Global Footprint — company has significant operations outside of the United States

  •
  Historical precedent — company included in the prior year's Market Comparison Group

        The below Market Comparison Group, which was approved by our Talent and Compensation Committee in September 2018, was used to inform 2019 compensation decisions.

Market Comparison Group Selection Criteria

Elements of the 2019 Executive Compensation Program

Base Salary

        Base salaries comprise, on average, less than 20% of the total target compensation for our NEOs (10% for our Chairman & CEO and 19% for our other NEOs). However, base salaries are an important and customary element of pay for attracting and retaining executives. The Talent and Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects their scope of responsibility.

        The primary considerations used in adjusting base salary levels include each NEO's:

  •
  market positioning;

  •
  scope of responsibilities;

  •
  expertise and experience;

  •
  tenure with the organization; and

  •
  performance and potential to further our business objectives.

        The Talent and Compensation Committee generally reviews salaries in the early part of each year and, if appropriate, adjusts them to reflect changes in such considerations and to respond to market conditions and competitive pressures. The table below reflects the extent of increases in 2019 to the base salaries for our NEOs, made to better align their pay with the market and to recognize positive performance and Company results. Prior to 2019, Mr. Fain's salary had not increased since 2016.

	Base Salary
			Percent Change
Name	2018	2019
Richard D. Fain	$1,100,000	$1,300,000	18.2%
Jason T. Liberty	$800,000	$875,000	9.4%
Michael W. Bayley	$880,000	$950,000	8.0%
Lisa Lutoff-Perlo	$700,000	$780,000	11.4%
Harri U. Kulovaara	$700,000	$770,000	10.0%

Performance Based Annual Incentive

        Our Chairman & CEO receives two-thirds of his target annual cash compensation in performance-based pay from our "Executive Bonus Plan," and performance-based pay accounts for more than half of target annual cash compensation for each of our other NEOs. The Executive Bonus Plan is designed to reward our executives for the achievement of the Company's annual financial and strategic goals and, for the NEOs other than the CEO, to recognize individual contributions.

        Prior to the beginning of each year, our operating plan for that year, which takes into account our anticipated performance, our growth and profitability objectives as well as the economic climate, is prepared by management and approved by the Board. Based on this plan, we set pre-established goals for the year that will determine bonus payout levels once our financial and operational performance is evaluated and confirmed following the end of the year.

        For 2019, the Talent and Compensation Committee established the following framework for the Executive Bonus Plan, which is generally consistent with prior years:

Target Annual Incentives:

        The annual target performance-based incentive for each NEO is expressed as a percentage of base salary. In establishing the target percentage, the Talent and Compensation Committee takes into account the role and level of each executive and competitiveness with our Market Comparison Group.

        In 2019, the target annual incentive was increased for Mr. Fain, Mr. Liberty, Mr. Bayley, Ms. Lutoff-Perlo and Mr. Kulovaara to make the target cash compensation more competitive with the market and to incentivize positive performance. The following table shows the 2018 and 2019 bonus targets of each NEO.

Name	2018 Bonus Target (% of base salary)	2019 Bonus Target (% of base salary)
Richard D. Fain	200%	225%
Jason T. Liberty	135%	140%
Michael W. Bayley	130%	135%
Lisa Lutoff-Perlo	125%	130%
Harri U. Kulovaara	70%	80%

Metrics and Weighting:

        The performance-based annual incentive for each NEO consists of up to three award components, as applicable to each NEO: Corporate, Brand and Individual performance. The Talent and Compensation Committee assigns a specific weight to each of these components based on the executive's role and his or her ability to influence the outcomes.

        For 2019, both the Corporate and Brand bonus components were further divided into two subcomponents: financial (Adjusted EPS for Corporate and adjusted brand-specific operating income for Brand) and key performance indicators (KPIs). There were five KPIs for 2019, with equal weighting assigned to each, as follows:

KPI	Description

Net Revenue Yield	Represents net revenues per available passenger cruise day, which we believe to be the most relevant measure of our pricing performance*

Net Cruise Costs excluding fuel	Represents gross cruise costs excluding commission, transportation and other expenses, onboard and other expenses and fuel expenses, which we believe to be the most relevant indicator of our ability to control costs in a manner that positively impacts income*

Guest Satisfaction	Represents results of surveys measuring customer satisfaction with their most recent cruise, his or her intent to cruise again with us and his or her willingness to recommend that others cruise with us

Employee Engagement	Represents results of shoreside and shipboard employee surveys measuring both employee satisfaction and employee engagement, which is defined as the tendency of employees to exert discretionary effort for the benefit of the Company

Safety, Security, Health and Environmental Stewardship	Represents various metrics of safety, security, environment and health performance, which we believe are key to our extremely high safety and security standards and our goal of being a good steward of the environmental resources we manage

*
When determining KPI results for Net Revenue Yield and Net Cruise Costs excluding fuel, the Talent and Compensation Committee may, in certain circumstances, exclude from the calculation certain items that it believes were clearly outside the bounds of Management's ability to control.

        As in prior years, financial results continued to be the predominant measure of both Corporate and Brand performance, comprising 70% of the annual bonus opportunity within each component. The following table shows the applicable measures and weights for each NEO.

	Award Components
	Corporate		Brand
Name	Financial	KPIs	Financial	KPIs	Individual
Richard D. Fain	70.0%	30%	—	—	—
Jason T. Liberty	46.7%	20%	—	—	33.3%
Michael W. Bayley(1)	23.3%	10%	23.3%	10%	33.3%
Lisa Lutoff-Perlo(2)	23.3%	10%	23.3%	10%	33.3%
Harri U. Kulovaara	46.7%	20.0%	—	—	33.3%

(1)
Brand performance for Mr. Bayley was based on Royal Caribbean International.

(2)
Brand performance for Ms. Lutoff-Perlo was based on Celebrity Cruises.

        In February of each year, the Talent and Compensation Committee approves the Corporate and Brand performance targets for the upcoming year. For Corporate and Brand financial and KPI performance, performance level funding ranges from 0% to 300% at maximum. Performance level funding for the Individual component ranges from 0% to 200% at maximum.

2019 Financial Performance

        We set our corporate Target Adjusted EPS for 2019 at $9.88, the mid-point of the earnings guidance we announced in January 2019. The Talent and Compensation Committee believed that this target, which was approximately 12% higher than actual Adjusted EPS we achieved in 2018, represented a challenging performance goal and was meaningfully higher than our actual 2018 financial results. See Annex A for more detail regarding the reconciliation of non-GAAP and GAAP measures presented regarding Adjusted EPS.

        In accordance with the terms of the Executive Bonus Plan, the Talent and Compensation Committee adjusted this number for purposes of 2019 annual bonuses to account for price variances in all fuel types from prices used in the January 2019 earnings guidance, net of the effects of fuel derivatives. This adjustment avoids penalizing or benefiting Management for fluctuations in fuel prices, but still takes into account Management's performance on energy consumption. Since fuel prices in 2019 were higher than planned, the Talent and Compensation Committee increased EPS by $0.02 to eliminate this detriment. In February 2020, we announced US GAAP and Adjusted EPS of $8.95 and $9.54, respectively, for 2019. Adjusted EPS, after adjusting for fuel rates as discussed above, was $9.56.

        The Company's 2019 financial performance and the adjustments noted above resulted in a funding level of 148% for the Adjusted EPS component of the annual bonus which, when aggregated with 2019 performance across our five Corporate KPIs, yielded a funding level of 137% for Corporate performance.

        Consistent with the Talent and Compensation Committee's discretion to adjust its calculations to account for events that it believes are clearly outside the bounds of Management's ability to control, it adjusted for the financial impacts of the Grand Bahama Shipyard incident, the Cuba travel ban and 50% of the disruption caused by Hurricane Dorian resulting in an Adjusted EPS of $10.12 and a funding level of 137% for corporate performance.

Individual Measurement:

        The Individual performance component of our Executive Bonus Plan awards is intended to reward managerial decision-making, behavioral interaction and overall contribution. With the exception of Mr. Fain, the NEOs have an

Individual performance component. In determining the funding level of this component, the Talent and Compensation Committee considered the recommendation of Mr. Fain, including each NEO's achievement of his or her individual goals and overall contribution to our successful growth, how each one directed their area of responsibility to meet challenges in the market and the results of specific projects they were responsible for during the year.

        For 2020, the Talent and Compensation Committee approved the addition of an individual performance component for the CEO. The individual component weighting of 20% will be measured on strategic goals set for by the Talent and Compensation Committee each year.

Actual 2019 Performance-Based Annual Incentive Payout

        Based on the above KPIs and financial performance results, the following table shows the 2019 performance-based annual incentive payout as a percentage of target for each award component:

	2019 Actual Funding Levels by Component (as a % of target)			Total Funding Level (as a % of target)
Name	Corporate	Brand	Individual
Richard D. Fain	137.0%	n/a	n/a	137.0%
Jason T. Liberty	137.0%	n/a	150.0%	141.3%
Michael W. Bayley	137.0%	134.9%	150.0%	140.6%
Lisa Lutoff-Perlo	137.0%	38.0%	150.0%	108.3%
Harri U. Kulovaara	137.0%	n/a	150.0%	141.3%

        The following table shows each NEO's target and actual annual bonus award for 2019. The 2019 actual awards for all of our NEOs were above target, reflecting the Company's strong results and our pay-for-performance philosophy.

		Actual 2019 Annual Incentive Plan Payout by Component
	2019 Target Payout				Actual Total 2019 Payout		Actual Total 2018 Payout
Name		Corporate	Brand	Individual
Richard D. Fain	$2,925,000	$4,006,080	n/a	n/a	$4,006,080		$3,500,200
Jason T. Liberty	$1,225,000	$1,118,563	n/a	$612,439	$1,731,002		$1,685,523
Michael W. Bayley	$1,282,500	$585,621	$576,554	$641,186	$1,803,361		$1,577,143
Lisa Lutoff-Perlo	$1,014,000	$463,017	$128,292	$506,949	$1,098,258		$1,228,458
Harri U. Kulovaara	$616,000	$562,477	n/a	$307,969	$1,320,446	(1)	$1,214,728	(1)

(1)
Includes a $450,000 bonus received by Mr. Kulovaara in each of 2019 and 2018 in recognition of his efforts in connection with the delivery of three newbuild ships in each year.

        Awards under our Executive Bonus Plan, including awards to our NEOs, may be subject to clawback if the Company is required to restate its financial results for the bonus plan year and it is determined that the applicable executive's fraud, negligence or intentional misconduct was a significant contributing factor to the restatement.

Discretionary Cash Award — Delivery of Newbuild Ships

        In recognition of Mr. Kulovaara's efforts in connection with our newbuild program, and specifically in recognition of his efforts in connection with the delivery of three newbuild ships in 2019 (Spectrum of the Seas,

Celebrity Flora and our joint venture with TUI AG, TUI Cruises' new Mein Schiff 2), Mr. Kulovaara was granted a discretionary cash award of $450,000.

Long-Term Incentive Awards

        Our long-term incentive award program is the most significant element of our overall compensation program and comprises on average approximately 62% of target total compensation for our NEOs (67% for our Chairman & CEO and 58% for our other NEOs). We structure our long-term program to align with shareholder interests, reward the achievement of long-term goals and promote stability and corporate loyalty among the executives. We use a combination of performance shares and time-based restricted stock units (RSUs) in our long-term incentive program to effectively and efficiently balance performance and retention objectives.

        At the first regularly scheduled meeting of each year (which generally occurs in February), the Talent and Compensation Committee determines the target equity award value to be delivered to each NEO. As in prior years and consistent with competitive market practice, in 2019, our long-term incentive awards for our NEOs consisted of a mix of performance shares and RSUs as follows:

Name	2018 Allocation	2019 Allocation
Richard D. Fain	75% performance shares, 25% RSUs	75% performance shares, 25% RSUs
Jason T. Liberty	60% performance shares, 40% RSUs	60% performance shares, 40% RSUs
Michael W. Bayley	60% performance shares, 40% RSUs	60% performance shares, 40% RSUs
Lisa Lutoff-Perlo	60% performance shares, 40% RSUs	60% performance shares, 40% RSUs
Harri U. Kulovaara	60% performance shares, 40% RSUs	60% performance shares, 40% RSUs

        In determining the appropriate long-term incentive award value, the Talent and Compensation Committee considers:

    •
    the compensation paid to comparable executives in the Market Comparison Group;

    •
    a review of each of the elements of total direct compensation; and

    •
    the NEO's contribution to the overall results of the Company.

        Ensuring that NEO compensation continues to motivate senior leadership to act consistent with long-term shareholder interests and fostering the retention of our senior leadership remain two key priorities of our executive compensation program. Long-term incentive compensation traditionally lagged the market for many of our NEOs and despite targeted increases in recent years, certain NEOs' long-term incentive award values remained below the market. Coming off of another strong performance year and recognizing each of Mr. Fain's, Mr. Liberty's, Mr. Bayley's, Ms. Lutoff-Perlo's and Mr. Kulovaara's total target compensation positioning as compared to market compensation, the Talent and Compensation Committee felt it appropriate to take more significant steps in 2019 to better position these leaders toward the market in terms of target pay opportunity. Accordingly, to achieve the desired level of market competitiveness and reflect performance, the Talent and Compensation Committee approved the following increases in the target award values for each of our NEOs in 2019.

	Long-Term Incentive Awards
Name	2018 Grant Values	2019 Grant Values	% Change
Richard D. Fain	$7,700,000	$8,750,000	13.6%
Jason T. Liberty	$2,250,000	$2,800,000	24.4%
Michael W. Bayley	$3,250,000	$4,100,000	26.2%
Lisa Lutoff-Perlo	$1,800,000	$2,300,000	27.8%
Harri U. Kulovaara	$900,000	$1,150,000	27.8%

RSU Vesting Schedule

        To promote retention (and except as provided in connection with our Vesting into Retirement Policy to the extent applicable), the RSUs vest in equal annual installments over a four-year period commencing on the first anniversary date of the grant. As the RSU awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to provide both retention and performance incentives.

Performance Share Plan Mechanics

        As outlined above, at least 60% of each NEO's target equity award for 2019 consisted of performance shares. For this portion of the award, the NEO receives an award on the grant date expressed as a target number of performance shares. The actual number of shares ultimately delivered to the executive in settlement of the award ranges from 0% to 200% of target based on our performance results with regards to the predetermined metric or metrics across the measurement period. To receive the shares in settlement of this award, the executive must, with certain exceptions (including as provided in connection with our Vesting into Retirement Policy to the extent applicable), remain employed through the settlement date of the award, which is three years after the grant date.

        Payouts for performance share grants made in 2019 will be based on 2021 Adjusted EPS and 2021 ROIC. These metrics are equally weighted so that 50% of the total payout will be based on Adjusted EPS and 50% of the total payout will be based on ROIC. The payout level for the grants made in 2019 will be determined by our Talent and Compensation Committee in early 2022.

Payout under 2017 Performance-Based Equity Awards

        In February 2020, the Talent and Compensation Committee determined the payout for the performance share grants issued to the NEOs in February 2017. The target payouts for such grants were based on 2019 Adjusted EPS and 2019 ROIC, which were established at the time of grant. Consistent with the Talent and Compensation Committee's discretion under the Executive Bonus Plan, the financial results and non-controlling interest of Silversea Cruises were excluded from the results, and interest expense related to the Silversea acquisition was added back to the calculations of Adjusted EPS and ROIC, as approved targets were established in 2017 before Silversea was acquired on July 31, 2018. 2019 Adjusted EPS was $10.24 and 2019 ROIC was 12.03%, both exceeding the target payouts, resulting in a payout level of 200% on the performance shares. For these payouts, ROIC was calculated by the Company as "Operating Profit" divided by "Invested Capital," whereby (i) "Operating Profit" is adjusted operating income (including income from equity pick-ups and related items) minus taxes, and (ii) "Invested Capital" is the most recent five-quarter average of total debt (i.e., current portion of long-term debt plus long-term debt) plus shareholders equity.

Equity Grant Practices

        Timing of Equity Awards:    The Talent and Compensation Committee generally grants annual equity awards to NEOs and other members of management at the first regularly scheduled Talent and Compensation Committee meeting of the calendar year, usually held in February. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring, promotion or extraordinary performance or as part of a special retention effort.

        Calculation of Equity Awards:    To determine the number of RSUs or performance shares awarded, the total grant value is multiplied by the RSU or performance share target allocation and then divided by the fair market value of our common stock as of the grant date. Our equity plan defines fair market value of a share of our common stock as the average of the high and low sale prices of our common stock on the NYSE on the grant date.

        Share Limits:    The maximum number of shares underlying awards that may be granted to an employee in any calendar year is 500,000 shares.

        Clawback Policy:    For awards of performance shares, the Company has adopted a "clawback" policy applicable to the award recipients, including the NEOs. If, for the two year period following the end of the three-year performance period of each award, the Company is required to restate its financial results for the award performance period in a manner that would have adversely affected the number of performance shares subject to the award, the Talent and Compensation Committee may (regardless of any fault on the part of the participant) adjust the number of performance shares subject to the award to reflect the number of performance shares that would have been payable under the restated financial statements, as determined by the Talent and Compensation Committee. For example, for the grants made in February 2017, the compensation recoupment period would extend to December 31, 2021.

        Vesting into Retirement Policy:    Starting with grants made in 2014, certain of our executives may be eligible for accelerated or continued vesting of applicable long-term equity awards under our "Vesting into Retirement" policy. In recognition that different motivations and considerations prevail for officers approaching retirement, awards granted to senior executives who are at least 62 years of age and who have been employed by the Company for at least 15 years are generally not subject to forfeiture upon termination of employment after the later of the first anniversary of the grant date and the first anniversary of the date that the officer meets both the age and service criteria. In order to maintain an alignment of interest with our shareholders, these awards continue to be subject to restrictions on transfer that will lift over a four-year period for the RSUs and over a three-year period for the performance shares (mirroring the typical vesting schedule for these awards).

2020 Executive Compensation Program

        Before the full global extent of COVID-19 had become apparent, we determined to keep our 2020 compensation program generally consistent with our 2019 program in its design. Recognizing that:

    •
    the Company has delivered exceptional results over the last several years due to the significant experience and competence of our high performing management team;

    •
    recent compensation review from Willis Towers Watson shows that the market has improved in terms of variable pay targets and actual payouts over the last several years;

    •
    competition for talent continues to increase;

    •
    each of the NEOs have played and continues to play a critical role in our success; and

    •
    we expect, and have experienced, greater than market median performance,

our Talent and Compensation Committee felt it appropriate to take steps to position compensation for our NEOs closer to market in terms of target pay opportunity.

        The Talent and Compensation Committee thus approved, in early 2020, compensation adjustments for Mr. Fain, Mr. Liberty, Mr. Bayley, Ms. Lutoff-Perlo and Mr. Kulovaara increasing their total target compensation for 2020 by 19.3%, 18.9%, 16.9%, 13.2% and 14.5%, respectively, as compared to 2019 total target compensation. In light of the COVID-19 pandemic and the negative financial and operational impacts resulting therefrom, Mr. Fain has elected to forego his base salary through September 30, 2020. In addition, each of Mr. Liberty, Mr. Bayley and Ms. Lutoff-Perlo has elected for their respective base salaries to be reduced by 25% through September 30, 2020. Although the reductions will have no impact on the other elements of Mr. Fain's, Mr. Liberty's, Mr. Bayley's and Ms. Lutoff-Perlo's compensation, the Talent and Compensation Committee will consider the business and financial impact of the COVID-19 pandemic to the Company, our shareholders and our employees in evaluating 2020 performance in early 2021.

Stock Ownership Guidelines

        We recognize the importance of aligning our management's interests with those of our shareholders. As a result, the Board, at the recommendation of the Talent and Compensation Committee, has established stock ownership guidelines for all of our officers. Under these guidelines, the NEOs are expected to accumulate over an applicable compliance period Company stock having a fair market value equal to the multiples of their base salaries as shown in the table below.

Name	Stock Ownership Guideline (as a multiple of base salary)
Richard D. Fain	8 times
Jason T. Liberty	5 times
Michael W. Bayley	5 times
Lisa Lutoff-Perlo	5 times
Harri U. Kulovaara	5 times

        For purposes of determining compliance with the guidelines, officers are permitted to include derivative forms of Company equity, such as unvested and vested stock options, unvested restricted stock units and unvested performance shares following completion of the performance period. Officers who have not reached their target equity ownership during the applicable compliance period are required to retain at least 50% of the net after-tax shares received upon the vesting and exercise of equity incentive awards until their target equity ownership is reached. Once an officer's target equity ownership is achieved, if such officer's equity ownership thereafter falls below the target equity ownership, such officer will not be permitted to sell any Company stock until he or she again becomes fully compliant with his or her target equity ownership under these guidelines.

        We have a policy that prohibits the members of our Board and our officers and employees from engaging in hedging transactions with respect to our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and from short selling our securities. Silversea has not yet been integrated under this policy.

Other Elements of Compensation

        In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including a qualified non-contributory profit-sharing retirement plan. The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

        Since January 1, 2009, as a result of Section 457A of the U.S. Internal Revenue Code, in lieu of contributions to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the "SERP"), each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. Amounts earned in 2019 in lieu of the SERP benefit are disclosed in the Summary Compensation Table — All Other Compensation column, as further detailed in the "2019 All Other Compensation Table."

        We also offer the NEOs certain perquisites which include: Company paid automobile leases, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our executives who have been on international assignment are also eligible to receive tax equalization and preparation assistance. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Severance

        We have entered into Employment Agreements with each of the NEOs. These agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading "Employment Agreements."

        We currently do not specifically provide for enhanced severance benefits if termination should follow a change-of-control of the Company. However, the Talent and Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-of-control, and the vesting of long-term incentive awards will occur automatically in the event of a qualifying termination within 18 months following a change-of-control.

Governance and Process

        Our executive compensation program is overseen by the Talent and Compensation Committee. Talent and Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Talent and Compensation Committee members are selected based on a variety of factors, including their knowledge and experience in compensation matters.

        As provided for in its charter, the Talent and Compensation Committee has sole discretion to retain a compensation consultant and is directly responsible for the appointment, compensation and oversight for such consultant's work. The Talent and Compensation Committee has retained Willis Towers Watson as its independent compensation consultant and has asked Willis Towers Watson to regularly provide independent advice on the following:

  •
  the composition of our Market Comparison Group;

  •
  our compensation plan risk;

  •
  current trends in executive and director compensation design; and

  •
  the overall levels of compensation and types and blend of various compensation elements.

        Willis Towers Watson has direct access to the Talent and Compensation Committee's members and advises them regarding matters for which the Talent and Compensation Committee is responsible. Within this framework, Willis Towers Watson has been instructed to work collaboratively with management, including our Chairman & CEO and our Chief Human Resources Officer to gain an understanding of our business and compensation programs to help Willis Towers Watson advise the Talent and Compensation Committee. In addition, Willis Towers Watson also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Talent and Compensation Committee. The total annual expense for the executive and director compensation advising services provided to us by Willis Towers Watson during 2019 was approximately $172,170. In 2019, we also purchased industry surveys from Willis Towers Watson for approximately $45,204.

        During 2019, our management separately engaged Willis Towers Watson to provide insurance brokerage services. Aggregate fees billed during 2019 for these services were approximately $155,001. The personnel who performed these services for us operated separately and independently of the Willis Towers Watson personnel who performed executive and director compensation-related services for the Talent and Compensation Committee. While the decision to engage Willis Towers Watson for such other services was made by management, the Talent and Compensation Committee assessed whether the services provided by Willis Towers Watson raised any conflicts of interest pursuant to applicable SEC and NYSE rules and concluded that no such conflicts of interest existed that would prevent Willis Towers Watson from independently advising the Talent and Compensation Committee. We do anticipate that, given the wide scope of services provided by Willis Towers Watson, we may continue to use them to provide insurance services outside of executive compensation from time to time. Willis Towers Watson has advised the Talent and Compensation Committee of a number of policies in place to ensure that their executive compensation advice is not influenced by this other work, including that:

  •
  individuals who are not part of the executive compensation consulting team (other than designated quality reviewers) are precluded from involvement in the development of recommendations regarding the compensation of our executives and directors;

  •
  executive compensation consultants who advise us on director and executive compensation may not serve in broader relationship-management roles for us; and

  •
  the compensation paid to Willis Towers Watson executive compensation consultants is not tied to the fees paid, or to the expansion of fees paid, by us.

        For each NEO other than the Chairman & CEO, the Talent and Compensation Committee consults with and receives the recommendation of the Chairman & CEO, but the Talent and Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman & CEO, the Talent and Compensation Committee meets in an executive session and considers the opinion of Willis Towers Watson as well as other criteria identified in this Compensation Discussion & Analysis.

Report of the Talent and Compensation Committee

        The Talent and Compensation Committee of the Board of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2019.

        THE TALENT AND COMPENSATION COMMITTEE

Vagn O. Sørensen, Chairman
John F. Brock
Ann S. Moore
Donald Thompson

Executive Compensation Tables

Summary Compensation Table

        The following table sets forth information regarding the compensation to our NEOs for the year ended December 31, 2019.

2019 Summary Compensation Table

				Stock Awards(2)
							Change in Pension Value and NQDC Earnings(4)
Name and Principal Position	Year	Salary(1)	Bonus(5)	On-Cycle Stock Awards	One-Time Stock Awards	Non-Equity Incentive Plan Compensation(3)		All Other Compensation(6)	Total

Richard D. Fain	2019	$1,276,923		$8,699,024		$4,006,080	$189,347	$187,545	$14,358,919
Chairman &	2018	$1,100,000	—	$7,664,567	—	$3,500,200	—	$157,948	$12,422,715
Chief Executive	2017	$1,100,000	—	$7,661,433	—	$4,327,400	$99,493	$155,087	$13,343,413
Officer
Jason T. Liberty	2019	$866,346		$2,621,510		$1,731,002	$91,472	$113,674	$5,424,004
EVP, Chief	2018	$788,462	—	$2,136,947	—	$1,685,523	—	$140,932	$4,751,864
Financial	2017	$692,308	—	$1,700,547	$2,792,203	$1,521,533	$57,849	$125,806	$6,890,246
Officer
Michael W. Bayley	2019	$941,923		$4,061,696		$1,803,361	$110,190	$140,711	$7,057,881
President and	2018	$870,769	—	$3,086,742	—	$1,577,143	—	$187,432	$5,722,086
CEO, RCI	2017	$792,308	—	$2,834,275	$2,792,203	$1,519,461	$121,223	$135,123	$8,194,593
Lisa Lutoff-Perlo	2019	$770,769		$2,278,490		$1,098,258	$140,211	$142,114	$4,429,842
President and	2018	$688,462	—	$1,786,762	—	$1,228,458	—	$136,520	$3,840,202
CEO, Celebrity	2017	$596,154	—	$1,558,865	$1,861,505	$1,072,083	$64,609	$123,701	$5,276,917
Cruises
Harri U. Kulovaara	2019	$761,923	$450,000	$1,139,243		$870,446	$98,382	$102,335	$3,422,329
EVP, Maritime	2018	$692,308	$450,000	$893,480	$934,236	$764,728	—	$109,262	$3,844,014

(1)
Amounts reflect base salary paid during the applicable calendar year in accordance with our bi-weekly payroll cycle. Although there are generally 26 pay periods in each calendar year, depending on the start and end dates of each cycle, there could be a higher (27) or lower (25) number of pay periods (or portions thereof) in any given year.

(2)
The columns titled "Stock Awards" report the fair value of restricted stock unit awards at their grant date in 2019, 2018 and 2017, as applicable, calculated in accordance with the provisions of FASB ASC Topic 718. The columns titled "Stock Awards" also include the value of the performance shares. This amount represents the fair value of the performance shares award at the service inception date (i.e. the date the Talent and Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). The value of the 2019 performance shares on the service inception date assuming that the highest level of performance conditions will be achieved for Messrs. Fain, Liberty, Bayley, Kulovaara and Ms. Lutoff-Perlo is $13,125,064, $3,130,558, $4,919,921, $1,379,882 and $2,760,002, respectively. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2019.

(3)
Amounts reflect cash bonus amounts earned pursuant to the Executive Bonus Plan.

(4)
Each of the NEOs participated in the Royal Caribbean Cruises Ltd. Retirement Savings Plan as of December 31, 2019. Prior to January 1, 2009, each of the NEOs participated in the Royal Caribbean Cruises Ltd. SERP. In 2019, 2018 and 2017, certain of the NEOs continued to maintain a balance in the SERP of amounts accrued prior to January 1, 2009. The aggregate above-market earnings on these NEO's holdings in the SERP are listed under the column titled "Change in Pension Value Earnings." The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under an annual growth rate equal to 120% of the applicable federal long-term rate at the end of each year.

(5)
We report annual Executive Bonus Plan awards in the column titled "Non-Equity Incentive Plan Compensation". For Mr. Kulovaara, the amount reported in the "Bonus" column reflects a discretionary bonus awarded to Mr. Kulovaara in recognition of his efforts in connection with our newbuild program.

(6)
Please see the following table entitled "2019 All Other Compensation" for an itemized disclosure of this element of compensation.

 2019 All Other Compensation

	Perquisites		Benefits
Name	Auto Lease(1)	Other Perquisites(2)	Life Insurance Policies	Company Contributions to Qualified Deferred Compensation Plans(3)	Benefit Payouts(4)	Total
Richard D. Fain	$24,390	$6,693	$28,000	$28,000	$100,462	$187,545
Jason T. Liberty	$24,615	$0	$2,136	$28,000	$58,923	$113,674
Michael W. Bayley	$14,400	$24,762	$7,087	$28,000	$66,462	$140,711
Lisa Lutoff-Perlo	$18,408	$40,216	$6,105	$28,000	$49,385	$142,114
Harri U. Kulovaara	$14,400	$1,109	$10,364	$28,000	$48,462	$102,335

(1)
These amounts include payments or allowance for auto lease, maintenance and repairs, registration and insurance.

(2)
Other perquisites include airline expense for spouse travel, discounts on Company cruises, personal tax consulting services and executive physicals. The value of airline expense for spouse travel for Mr. Fain, Ms. Lutoff-Perlo and Mr. Kulovaara are $6,693, $23,712 and $1,109, respectively, the value of discounts on Company cruises for Mr. Bayley and Ms. Lutoff-Perlo are $2,475 and $15,294, respectively, the value of personal tax consulting services for Mr. Bayley is $22,287 and the value of executive physicals for Ms. Lutoff-Perlo is $1,210.

(3)
Represents Company contributions to the Royal Caribbean Cruises Ltd. Retirement Savings Plan.

(4)
Since January 1, 2009, in lieu of contributions to the SERP, each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for the adoption of Section 457A of the Internal Revenue Code effective as of January 1, 2009. The amounts included in this column represent amounts payable to the NEOs for service in 2019, all of which are taxable as ordinary income.

Grants of Plan-Based Awards in 2019

        The following table provides information for each of the NEOs regarding the range of awards potentially available for service in 2019 under our Executive Bonus Plan and equity awards granted in 2019.

2019 Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stocks or Units
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									Grant Date Fair Value of Stock Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Richard D. Fain	2019	—	$2,925,000	$8,775,000	—	—	—	—	—
	2/13/19	—	—	—	—	55,577	111,154	—	$6,562,532	(3)
	2/13/19	—	—	—	—	—	—	18,526	$2,136,492	(4)
Jason T. Liberty	2019	—	$1,225,000	$3,266,667	—	—	—	—	—
	2/13/19	—	—	—	—	14,228	28,456	—	$1,565,279	(3)
	2/13/19	—	—	—	—	—	—	9,485	$1,056,231	(4)
Michael W. Bayley	2019	—	$1,282,500	$3,420,000	—	—	—	—	—
	2/13/19	—	—	—	—	20,833	41,666	—	$2,459,961	(3)
	2/13/19	—	—	—	—	—	—	13,889	$1,601,735	(4)
Lisa Lutoff-Perlo	2019	—	$1,014,000	$2,704,000	—	—	—	—	—
	2/13/19	—	—	—	—	11,687	23,374	—	$1,380,001	(3)
	2/13/19	—	—	—	—	—	—	7,791	$898,489	(4)
Harri U. Kulovaara	2019	—	$616,000	$1,642,667	—	—	—	—	—
	2/13/19	—	—	—	—	5,843	11,686	—	$689,941	(3)
	2/13/19	—	—	—	—	—	—	3,896	$449,302	(4)

(1)
These values represent the target and maximum payouts under the Executive Bonus Plan.

(2)
These amounts represent the target and maximum number of shares underlying the performance shares authorized by the Talent and Compensation Committee on the service inception date of February 13, 2019. The actual payout levels for the grants authorized on February 13, 2019 will be set by the Talent and Compensation Committee in early 2022 following the end of the three-year performance period. The performance shares vest in one installment on the later of the third anniversary of the service inception date and the date on which the actual payout levels are set by the Talent and Compensation Committee.

(3)
Under the applicable FASB ASC Topic 718 rules, the "grant date" for accounting purposes will not be determined until the performance period has been completed because of the discretion provided to the Talent and Compensation Committee to make adjustments to the payout levels. Therefore, the amount reported in the table represents the fair value of the award at the service inception date (i.e. the date the Talent and Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). See Note 13 of the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2019, regarding assumptions underlying the valuation of these awards.

(4)
The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 13 of the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2019, regarding assumptions underlying the valuation of these awards.

Employment Agreements

        We have employment agreements with each of our NEOs. These agreements are intended to enhance the retention and motivation of these key employees and include provisions protecting the Company such as non-competition and non-solicitation clauses. The terms of the employment agreements are summarized below and apply uniformly to all of our NEOs, except that Ms. Lutoff-Perlo's agreement is with Celebrity Cruises Inc.

        Pursuant to each employment agreement, each NEO is entitled to receive an annual base salary, which may be increased, but not decreased, at any time during the term at our sole discretion. Each NEO is also eligible to participate in and receive awards, in our discretion, pursuant to any cash incentive compensation programs and any equity or long-term incentive plans on terms available to similarly situated executives of the Company.

        Each NEO's employment can be terminated by us or by them at any time. If we terminate a NEO's employment without "cause" or if the NEO resigns for "good reason" (as both terms are defined in the applicable employment agreement), he or she is entitled to (i) two times his or her then-current base salary payable over the two-year period following termination, (ii) two times his or her "target" bonus under the annual Executive Bonus Plan for the year in which the termination of employment occurs, generally payable in accordance with our normal bonus payment practices, (iii) continued payment of health and medical benefits for a period of two years commencing on the date of termination, or until such time that he or she commences employment with a new employer, whichever occurs first, and (iv) payment of reasonable professional search fees relating to outplacement. At our sole discretion, each NEO is also eligible to receive a one-time lump-sum termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of his or her base salary as of the date of termination. All of these payments are conditioned on the NEO executing a general release of claims for the benefit of the Company.

        If the NEO's employment is terminated as a result of the NEO's death or disability, the NEO, or his or her legal representative, is entitled to, within 60 days of the NEO's death or disability (i) payment in a lump sum of compensation equal to two times his or her base salary in effect at the time of termination of employment, (ii) payment of the "target" bonus he or she would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Bonus Plan and (iii) any death or disability benefit, as applicable, provided in accordance with the terms of the Company's employee benefit plans then in effect. If the NEO's employment is terminated for cause, we have no obligation to provide severance payments, except for certain amounts that were earned and unpaid as of the date of termination or as required by law.

        Any outstanding equity grants held by the NEO at the time of termination will be treated in the manner provided for in each equity grant. Please see further information regarding treatment of equity grants under the heading "Payment Upon Termination of Employment."

        Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company's or its affiliates' employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the agreements and subsequent thereto, the NEOs have agreed not to disclose or use any confidential information.

        The following table provides information on the holdings of stock options, RSUs and performance shares by the NEOs at December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Yet Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)

Richard D. Fain	37,513	$46.18	2/8/21
				140,060	(2)	$18,699,411	200,724	(7)	$26,798,661
Jason T. Liberty				66,545	(3)	$8,884,423	49,394	(8)	$6,594,593
Michael W. Bayley				92,913	(4)	$12,404,815	71,910	(9)	$9,600,704
Lisa Lutoff-Perlo				53,719	(5)	$7,172,024	40,124	(10)	$5,356,955
Harri U. Kulovaara				29,334	(6)	$3,916,382	19,908	(11)	$2,657,917

(1)
The market value of unvested and unearned stock awards is calculated as of December 31, 2019, as the aggregate number of shares underlying outstanding unvested RSUs and performance shares multiplied by the year end closing stock price of $133.51.

(2)
Includes (i) 18,526 RSUs which vested on February 13, 2020 and (ii) 121,534 performance shares which vested on February 19, 2020.

(3)
Includes (i) 2,241 RSUs which vested on February 9, 2020, (ii) 3,788 RSUs, one-half of which vested on February 7, 2020 and the remainder of which is scheduled to vest on February 7, 2021, (iii) 5,234 RSUs, one-third of which vested on February 13, 2020 and the remainder of which is scheduled to vest in equal installments on February 13, 2021 and February 13, 2022, (iv) 9,485 RSUs, one-fourth of which vested on February 13, 2020 and the remainder of which is scheduled to vest in equal installments on February 13, 2021, February 13, 2022 and February 13, 2023, (v) 23,069 RSUs, 6,408 of which are scheduled to vest on each of September 27, 2020 and September 27, 2021, and 10,253 of which are scheduled to vest on September 27, 2022, and (vi) 22,728 performance shares which vested on February 19, 2020.

(4)
Includes (i) 4,202 RSUs, which vested on February 9, 2020, (ii) 6,313 RSUs, half of which vested on February 7, 2020 and the remainder of which is scheduled to vest on February 7, 2021, (iii) 7,560 RSUs, one-third of which vested on February 13, 2020 and the remainder of which is scheduled to vest in equal installments on February 13, 2021 and August 2, 2021, (iv) 13,889 RSUs, one-fourth of which vested on February 13, 2020, one-fourth of which is scheduled to vest on February 13, 2021 and the remainder of which is scheduled to vest on August 2, 2021, (v) 23,069 RSUs, 6,408 of which are scheduled to vest on each of September 27, 2020 and September 27, 2021 and 10,253 of which are scheduled to vest on September 27, 2022, and (vi) 37,880 performance shares, which vested on February 19, 2020.

(5)
Includes (i) 2,054 RSUs, which vested on February 9, 2020, (ii) 3,472 RSUs, one-half of which vested on February 7, 2020 and the remainder of which is scheduled to vest on April 19, 2020, (iii) 4,188 RSUs, one-third of which vested on February 13, 2020 and the remainder of which is scheduled to vest on April 19, 2020, (iv) 7,791 RSUs, one-fourth of which vested on February 13, 2020 and the remainder of which is scheduled to vest on April 19, 2020, (v) 15,380 RSUs, 4,272 of which are scheduled to vest on each of September 27, 2020 and September 27, 2021 and 6,836 of which are scheduled to vest on September 27, 2022, and (vi) 20,834 performance shares which vested on February 19, 2020.

(6)
Includes (i) 3,896 RSUs, which vested on February 13, 2020, (ii) 7,689 RSUs, 2,136 of which are scheduled to vest on each of September 27, 2020 and September 27, 2021, and 3,417 of which are scheduled to vest on September 27, 2022, (iii) 8,279 RSUs, 10% of which is scheduled to vest on September 5, 2020, 25% of which is scheduled to vest on each of September 5, 2021 and September 5, 2022 and 40% of which is scheduled to vest on September 5, 2023 and (iv) 9,470 performance shares which vested on February 19, 2020.

(7)
Includes (i) 89,570 performance shares scheduled to vest on the date in 2021 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (ii) 111,154 performance shares scheduled to vest on the date in 2022 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2021 and 2022 included in the table represent the maximum number of performance shares authorized by the Talent and Compensation Committee in February 2018 and February 2019, respectively.

(8)
Includes (i) 20,938 performance shares scheduled to vest on the date in 2021 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (ii) 28,456 performance shares scheduled to vest on the date in 2022 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2021 and 2022 included in the table represent the maximum number of performance shares authorized by the Talent and Compensation Committee in February 2018 and February 2019, respectively.

(9)
Includes (i) 30,244 performance shares scheduled to vest on the date in 2021 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (ii) 41,666 performance shares scheduled to vest on the date in 2022 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2021 and 2022 included in the table represent the maximum number of performance shares authorized by the Talent and Compensation Committee in February 2018 and February 2019, respectively.

(10)
Includes (i) 16,750 performance shares scheduled to vest on the date in 2021 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (ii) 23,374 performance shares scheduled to vest on the date in 2022 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2021 and 2022 included in the table represent the maximum number of performance shares authorized by the Talent and Compensation Committee in February 2018 and February 2019, respectively.

(11)
Includes (i) 8,222 performance shares scheduled to vest on the date in 2021 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant and (ii) 11,686 performance shares scheduled to vest on the date in 2022 when the Talent and Compensation Committee sets the actual payout level for purposes of such grant. The performance shares scheduled to vest in 2021 and 2022 included in the table represent the maximum number of performance shares authorized by the Talent and Compensation Committee in January 2018 and February 2019, respectively.

Option Exercises and Stock Vested in 2019

        The following table provides information for the NEOs on stock option exercises and RSU and performance shares that vested during 2019, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard D. Fain	35,012	$2,953,482	120,980	$14,073,214
Jason T. Liberty	—	—	26,073	$3,004,472
Michael W. Bayley	—	—	45,498	$5,259,013
Lisa Lutoff-Perlo	—	—	23,164	$2,674,250
Harri U. Kulovaara	—	—	11,074	$1,264,138

Payments Upon Termination of Employment

        The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreements and our equity plans and agreements. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2019. The table does not include amounts a NEO would be entitled to receive without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the "Outstanding Equity Awards at 2019 Fiscal Year End" table for more information. In most cases, the NEOs' entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described under the heading "Employment Agreements." In addition, the treatment of outstanding equity awards, which are unvested as of the time of termination, are treated in accordance with the agreement and plan applicable to the particular award, as described below. We do not provide any cash payments in the event of a change of control absent an employment termination nor do we increase the amount of cash severance that would be due to a NEO in the event of his termination of employment in connection with a change of control.

2019 Payments Upon Termination of Employment

		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	"Change of Control Termination"	Retirement
Richard D. Fain	Severance Payment	—	$2,600,000	$2,600,000	—	$2,600,000	—
	Settlement of Outstanding Annual Bonus Award	—	$5,850,000	$5,850,000	—	$5,850,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$23,985,739	—	—	$23,985,739	—
	Medical and Dental Benefits Continuation	—	—	$18,175	—	$18,175	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$32,435,739	$8,493,175	$0	$32,478,914	$0

Jason T. Liberty	Severance Payment	—	$1,750,000	$1,750,000	—	$1,750,000	—
	Settlement of Outstanding Annual Bonus Award	—	$2,450,000	$2,450,000	—	$2,450,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$10,664,512	—	—	$10,664,512	—
	Medical and Dental Benefits Continuation	—	—	$26,473	—	$26,473	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$14,864,512	$4,251,473	$0	$14,915,985	$0

Michael W. Bayley	Severance Payment	—	$1,900,000	$1,900,000	—	$1,900,000	—
	Settlement of Outstanding Annual Bonus Award	—	$2,565,000	$2,565,000	—	$2,565,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$14,676,487	—	—	$14,676,487	—
	Medical and Dental Benefits Continuation	—	—	$26,473	—	$26,473	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$19,141,487	$4,516,473	$0	$19,192,960	$0

Lisa Lutoff-Perlo	Severance Payment	—	$1,560,000	$1,560,000	—	$1,560,000	—
	Settlement of Outstanding Annual Bonus Award	—	$2,028,000	$2,028,000	—	$2,028,000	—
	Settlement of Outstanding Equity Awards (Restricted Stock Units and Performance Shares)	—	$8,459,728	—	—	$8,459,728	—
	Medical and Dental Benefits Continuation	—	—	$18,175	—	$18,175	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$12,047,728	$3,631,175	$0	$12,090,903	$0

Harri U. Kulovaara	Severance Payment	—	$1,540,000	$1,540,000	—	$1,540,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,232,000	$1,232,000	—	$1,232,000	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$4,613,171	—	—	$4,613,171	—
	Medical and Dental Benefits Continuation	—	—	$17,042	—	$17,042	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$7,385,171	$2,814,042	$0	$7,427,213	$0

        With respect to the treatment of outstanding equity awards, generally, for each NEO, unvested stock options, restricted stock units and performance shares will vest and be exercisable, or settled, as applicable, in the event of the executive's death or disability, as well as in the event of termination of the executive's employment by the Company without "cause" or by the executive for "good reason" within 18 months following a "change of control" (as such terms are defined in the applicable equity incentive plan). With respect to the performance shares, if death or disability occurs during the performance period, the performance shares will vest based on the target number of shares underlying the award. If the NEO's employment is terminated without "cause" or by the executive for "good reason" within 18 months following a "change of control," the performance shares will vest based upon the Talent and Compensation Committee's then best estimate of the shares that will be awardable at the end of the performance period.

Compensation Risk

        In order to assess the risk inherent in the design of our compensation plans, policies and programs, management regularly undertakes a comprehensive inventory of all plans and programs. In accordance with screening methodology approved by the Talent and Compensation Committee, in late 2019, management reviewed each plan and program for risk features and presented its findings to the Talent and Compensation Committee. Based on this review, management and the Talent and Compensation Committee believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe our compensation programs and decisions include qualitative factors which restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

CEO Pay Ratio

        In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the total annual compensation of the principal executive officer ("PEO"). The Company's PEO is our CEO. The Company is presenting the required disclosure as follows:

        We had approximately 85,400 employees as of December 31, 2019. For our pay ratio disclosure with respect to 2019 compensation, we calculated median gross wages for our employee population and identified our median employee, who we determined to be a crew member. The median employee's total compensation for 2019, calculated consistent with Item 402(c) of Regulation S-K, was $17,303. This figure includes gratuities directly billed to our guests but excludes any cash gratuities paid directly to the employee by guests. It also excludes room and board, which is provided to our crew members without charge. Based upon this methodology and the CEO's total compensation, as set forth in the Summary Compensation Table, we estimate the ratio of our CEO pay to the median employee's pay is 830:1.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers.

        As described in detail under the heading "Compensation Discussion and Analysis," we adhere to a pay-for-performance philosophy and, to this end, our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, recruit, retain and motivate a talented and high-performing management team and reward our NEOs for their positive contributions to both short-term and long-term corporate performance. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Our 2019 compensation programs responded to 2019 outcomes as outlined below, but these decisions and the payments described herein were made before the full global extent of COVID-19 had become apparent. The Talent and Compensation Committee will consider the business and financial impact to the Company, our shareholders and our employees in evaluating 2020 performance in early 2021.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Talent and Compensation Committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the Talent and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

        Accordingly, we ask our shareholders to vote on the following resolution:

    RESOLVED, that the shareholders of the Company approve, on an advisory basis, the overall compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures set forth in the proxy statement for this Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 3 — RATIFICATION OF PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP as our principal independent auditor for the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has served in this capacity since 1989. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

        Although ratification by the shareholders of the appointment of our principal independent auditor is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent registered public accounting firm for fiscal year 2020 and future fiscal years.

        Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2019 and 2018 were:

	2019	2018
Audit fees	$4,299,261	$4,768,002
Audit-related fees	$247,152	$184,645
Tax fees	$51,340	$1,928,702
All other fees	$8,700	$9,900

Total	$4,606,453	$6,891,249

        Pursuant to the terms of its charter, the Audit Committee approves all audit and audit-related engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal year ended December 31, 2019, to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC and the Audit Committee charter.

        The audit fees for the fiscal years ended December 31, 2019 and 2018 were for professional services rendered for the integrated audits of the Company's consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, consents and review of documents filed with the SEC.

        The audit-related fees for the fiscal years ended December 31, 2019 and 2018 were for the audits of the Company's retirement savings plan and other attest services.

        Tax fees for the fiscal years ended December 31, 2019 and 2018 were for services performed in connection with international tax compliance, transfer pricing and organizational tax structure feasibility services.

        All other fees for the fiscal years ended December 31, 2019 and 2018 were for subscription fees for accounting and auditing research software.

        The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP's independence.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE 2020 FISCAL YEAR.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is composed of four non-management directors, each of whom meets the independence and financial literacy requirements of the New York Stock Exchange. In addition, all four members qualify as "audit committee financial experts" as defined by the SEC.

        The Audit Committee operates under a written charter adopted by the Board of Directors, which may be accessed on our website at rclcorporate.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. In accordance with the charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company's financial statements; the qualifications, independence and performance of the Company's principal independent auditor; the performance of the Company's internal audit function; and the Company's compliance with legal and regulatory requirements in connection with the foregoing.

        It is the responsibility of the Company's management to prepare the Company's financial statements and to develop and maintain adequate systems of internal control over financial reporting. The internal auditor's responsibility is to review and, when appropriate, audit the internal control over financial reporting. The Company's principal independent auditor has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB").

        As part of its oversight of the Company's financial statements, the Audit Committee reviews and discusses with both management and the Company's principal independent auditor all annual and quarterly financial statements prior to their issuance. During 2019, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the principal independent auditor of matters required to be discussed pursuant to the PCAOB's Auditing Standard No. 1301 (Communication with Audit Committees), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the principal independent auditor matters relating to its independence, including the written disclosures and letter from the principal independent auditor to the Audit Committee pursuant to applicable PCAOB requirements regarding the independent accountants' communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

        The Audit Committee also has reviewed and discussed with management, the internal auditor and the principal independent auditor the Company's internal controls report and the auditor's attestation of the report.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

        THE AUDIT COMMITTEE

William L. Kimsey, Chairman
Stephen R. Howe, Jr.
Maritza G. Montiel
Vagn O. Sørensen

 PROPOSAL 4 — SHAREHOLDER PROPOSAL REGARDING POLITICAL
CONTRIBUTIONS DISCLOSURE

        The Comptroller of the State of New York, Thomas P. DiNapoli, 59 Maiden Lane, 30th Floor, New York, New York 10038, is the trustee of the New York State Common Retirement Fund (the "Fund") and has advised the Company that he intends to present a proposal at this year's Annual Meeting on behalf of the Fund. The Fund represented that it held a total of 389,616 shares of the Company's common stock as of the date the proposal was submitted. In accordance with applicable proxy regulations, the proposal and the supporting statement, for which the Board and the Company accept no responsibility, are reproduced below.

********************************

Resolved, that the shareholders of Royal Caribbean Cruises Ltd. ("Royal Caribbean" or "Company") hereby request that the Company provide a report, updated semiannually, disclosing the Company's:

  1.
  Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

  2.
  Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

  a.
  The identity of the recipient as well as the amount paid to each; and

  b.
  The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

        As long-term shareholders of Royal Caribbean, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures on behalf of federal, state, or local candidates.

        Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages."

        While Royal Caribbean publicly discloses a policy on corporate political spending, we believe it is deficient because the company does not disclose any of its election-related spending from corporate funds. Publicly available data does not provide a complete picture of the Company's electoral spending. For example, the Company's payments to trade associations that may be used for election-related activities are undisclosed and unknown.

        This proposal asks the Company to disclose all of its electoral spending, both direct and indirect, including payments to trade associations and other tax-exempt organizations that is used for electoral purposes. This would bring our Company in line with a growing number of peer companies, including Darden Restaurants Inc., Starbucks Corp., and Walt Disney Co., which present this information on their websites. The Company's Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

Board of Directors' Response

        After careful consideration, and for the following reasons, the Board recommends voting "AGAINST" this proposal. The same shareholders made a similar proposal at our 2019 Annual Meeting that was rejected, receiving less than 35% of the vote. We have carefully considered this question again and we continue to believe that the proposal is not in the best interests of the Company or its shareholders.

  •
  The Company has historically made a limited number of political contributions, where such contributions are permitted by law, and such political contributions are not financially significant to the Company. Therefore, we do not believe that additional disclosure of such amounts on a semiannual basis would be beneficial to our shareholders, and the cost of doing so would far exceed any perceived advantage.

  •
  2020 marks the Company's fifth straight year being recognized by Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices, as one of the World's Most Ethical Companies. We have a long-standing tradition of being a responsible corporate citizen and are committed to maintaining the highest ethical standards. The Company may choose to use funds to advance matters of public policy that are consistent with sustaining the Company's business and core values. The Company maintains a robust compliance process to ensure that the Company's political contributions are aligned with its Code of Business Conduct and Ethics and consistent with the laws and regulations that govern such practices in the United States and internationally. Moreover, the Company already has a Political Contributions Policy (the "Policy"), which is available on our investor relations website at https://www.rclinvestor.com/leadership-governance/corp-gov/political-contributions-policy/. In addition to the Company's Code of Business Conduct and Ethics, the Policy governs the Company's consideration of and approval requirements with respect to political activities, including political contributions at the federal, state, and local levels. Under the Policy, the Company's political contributions are subject to extensive internal review and oversight to confirm their compliance with applicable laws and regulations and to ensure they are consistent with the Company's Code of Business Conduct and Ethics and its values.

  •
  The proposed resolution would require the Company to disclose "indirect" political contributions. The term "indirect" is vague and unclear, but the Company does not believe it has made any significant political contributions "indirectly." From time to time, the Company pays annual membership dues to industry trade associations which may lobby and advocate on behalf of their members. Any such decisions are governed by those associations' respective bylaws and the Company does not control how they use membership dues. While we do not always share or agree with all views espoused by such trade associations, we believe that they are often helpful for the purpose of building a consensus among organizations with similar interests and advocating in favor of those interests. Requiring disclosure of political contributions made indirectly through industry trade associations may risk misrepresenting our political activities. Further, the Company believes that these trade associations comply with applicable laws with respect to their political activities. Thus, the Board believes that additional disclosures regarding the specific payments made to these trade associations would not benefit shareholders.

        We agree that transparency and accountability with respect to political activity are important. The Company complies fully with all relevant political spending disclosure laws and believes that compliance with such laws in addition to our current disclosure standards and compliance policies appropriately address the concerns cited in the shareholder proposal. In sum, the Company already has an appropriate system of oversight in place, including the Policy, to confirm that the Company's political contributions comply with applicable law and are in the best, long-term interests of the Company and our shareholders. Accordingly, the Board believes that preparing an additional report as requested by the proposal would be an unnecessary and imprudent use of the Company's time and resources.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS DISCLOSURE.

 PROPOSAL 5 — SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR OF THE BOARD OF DIRECTORS

        Robert L. Kurte and Mr. Harold Kurte, 2701 Edgewater Court, Weston, FL 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year's Annual Meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

********************************

Resolved, the shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy would be phased in for the next CEO transition. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement

We believe:

  •
  The role of the CEO and management is to run the company.

  •
  The role of the Board of Directors is to provide independent oversight of management and the CEO.

  •
  There is a potential conflict of interest for a CEO to be her/his own overseer as Chair while managing the business.

Royal Caribbean's CEO Richard Fain serves both as CEO and Chair of the Company's Board of Directors. We believe the combination of these two roles in a single person weakens a corporation's governance structure.

        Chairing and overseeing the Board is a time intensive responsibility. A separate independent Chair also frees the CEO to manage the company and build effective business strategies.

        As Andrew Grove, Intel's former chair, stated, "The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he's an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?"

        In our view, shareholders are best served by a separate independent Board Chair who can provide a balance of power between the CEO and the Board. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A combined CEO / Chair creates a potential conflict of interest, resulting in excessive management influence on the Board and weaker oversight of management.

        Numerous institutional investors recommend separation of these two roles. For example, California's Public Employee Retirement System's Principles & Guidelines encourage separation, even with a lead director in place.

        According to ISS's Board Practices Board Accountability Review, (April 2018), 58% of S&P 500 firms separate these two positions and the number of companies separating these roles is growing.

        To simplify the transition, this new policy, if enacted, would be phased in when the next CEO is chosen.

Board of Directors' Response

        After careful consideration, and for the following reasons, the Board believes that the proposal is unnecessary and not in the best interests of the Company or its shareholders, and the Board recommends voting "AGAINST" this proposal.

  •
  A flexible leadership structure is the most effective for the Company and our shareholders.  The Board regularly reviews the management structure of the Company. While it has concluded that combining the roles of Chairman and Chief Executive Officer is the most appropriate leadership structure for our current circumstances, the Board may decide to change this structure if it determines in its judgment that new circumstances warrant such a change. In this regard, the Board believes that the Company and its shareholders are best served when leadership choices are made by the Board on a case-by-case basis—rather than dictated by a predetermined policy. This approach provides the Board with the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. Adopting a policy to restrict the Board's discretion in selecting the Chairman or from combining the positions of Chairman and Chief Executive Officer would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board—regardless of what the Board believes to be in the best interests of the Company and its shareholders.

  •
  The Company has strong corporate governance practices that provide for effective independent leadership and oversight.

  o
  We have a diverse and experienced Board, more than two-thirds of which is comprised of independent directors within the meaning of the applicable laws.

  o
  We have a strong independent Lead Director role. The Lead Director, who is elected by the Nominating and Corporate Governance Committee, is responsible for presiding at and calling meetings of non-management directors, serving as a liaison between the Chairman and the non-management directors, advising the Chairman on and approving Board meeting agendas and schedules as well as information sent to the Board and, if requested by major shareholders, being available as appropriate for consultation and direct communication. The Lead Director serves at the pleasure of the non-management directors and may be replaced at any time by a majority of the non-management directors.

  o
  Our Audit Committee, Nominating and Corporate Governance Committee, and Talent and Compensation Committee are comprised solely of, and chaired by, independent directors. These committees vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Each committee operates under a written charter that has been approved by the Board and that details oversight of key matters. Consequently, independent directors directly oversee such critical matters as the integrity of the Company's financial statements, the compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs.

  o
  Our independent directors regularly meet in executive session without the presence of the Chief Executive Officer or other members of management, over which the Lead Director presides. Independent directors use these executive sessions to discuss matters they deem appropriate, including evaluation of the Chairman and Chief Executive Officer, director and senior management succession, Company strategy and performance, Board priorities and Board effectiveness.

  o
  All Board members have complete access to management and the authority to retain legal, accounting and other outside consultants to advise the Board and the Committees as they deem appropriate.

  •
  The Company's long track record demonstrates that the Company's existing corporate governance policies are effective. The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company. Mr. Fain has served as both Chairman and Chief Executive Officer for over 30 years and his experience and knowledge of the Company and his position in our industry are unparalleled. In particular, the proposal ignores the tremendous shareholder value created by the Company's outstanding long-term performance and the Board and management's exceptional leadership.

        The Board believes the current leadership model, when combined with the Company's governance structure, provides strong and consistent leadership and independent and effective oversight of the Company's business and affairs. While currently appropriate, the Board notes that this conclusion is specific to today's circumstances. The

Board understands that leadership structures evolve and that having an independent Chairman could, at some future point, be in the shareholders' best interest. The proposal attempts to impose an inflexible policy that would restrict the Board, regardless of the circumstances, from exercising its judgment about which arrangements would best serve the interests of our shareholders. The Board does not believe that adoption of such policy is either the right approach or necessary for the Company or its shareholders. As circumstances change, the Board intends to review the leadership structure, including the issue of splitting the Chairman and Chief Executive Officer roles, and to make any changes that are appropriate at that time. The Board believes that eliminating its flexibility to do what is in the best interests of shareholders by instituting a general policy that would require an independent Chairman is unnecessarily rigid and unwise. Accordingly, the Board believes that adopting the policy requested by the proposal would be unnecessary and not in the best interests of the Company or its shareholders.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR OF THE BOARD OF DIRECTORS.

 PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

        Proposals of shareholders intended to be considered for inclusion in our proxy statement for our 2020 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December 18, 2020 at our executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at our next annual meeting of shareholders, but not included in our proxy statement, must be received by the Corporate Secretary of the Company no later than January 28, 2021.

SOLICITATION OF PROXIES

        This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Okapi Partners has been retained to assist in soliciting proxies at a fee of approximately $12,500, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

        Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called "householding," applies to you if all of the following criteria are met:

  (1)
  You have the same address as other security holders registered on our books;

  (2)
  You have the same last name as the other security holders; and

  (3)
  Your address is a residential address or post office box.

        If you meet these criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

        Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

        You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

        If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

        Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is that some of the stock belongs to my children. What happens when they move out and no longer live in my household?

        When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

        WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

ANNEX A TO PROXY STATEMENT

Reconciliation of non-GAAP and GAAP financial measures

        In the proxy statement, Adjusted Net Income and Adjusted EPS for 2019 and 2018 were calculated as follows (in thousands, except per share data):

	Year Ended December 31,
	2019	2018
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,878,887	$1,811,042
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	2,002,847	1,873,363

Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. – Increase	$123,960	$62,321

Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd.:
Oasis of the Seas Incident, Grand Bahama's drydock write-off and other incidental expenses(1)	$35,239	$—
Loss on extinguishment of debt	6,326	—
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition(2)	30,675	—
Restructuring charges and other initiatives expenses(3)	13,707	—
Transaction and integration costs related to the Silversea Cruises acquisition(2)	2,048	31,759
Noncontrolling interest adjustment(4)	35,965	3,156
Impairment loss related to Skysea Holding(5)	—	23,343
Impairment and other costs related to exit of tour operations business(6)	—	11,255
Impact of change in accounting principle(7)	—	(9,238)

Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. – Increase	$123,960	$60,275

Earnings per Share – Diluted	$8.95	$8.56
Adjusted Earnings per Share – Diluted	9.54	8.86

Net Adjustments to Earnings per Share – Increase	$0.59	$0.30

Adjustments to Earnings per Share:
Oasis of the Seas Incident, Grand Bahama's drydock write-off and other incidental expenses(1)	$0.17	$—
Loss on extinguishment of debt	0.03	—
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition(2)	0.15	.01
Restructuring charges and other initiatives expenses(3)	0.07	—
Transaction and integration costs related to the Silversea Cruises acquisition(2)	0.01	0.15
Noncontrolling interest adjustment(4)	0.17	0.02
Impairment loss related to Skysea Holding(5)	—	0.11
Impairment and other costs related to exit of tour operations business(6)	—	0.05
Impact of change in accounting principle(7)	—	(0.04)

Net Adjustments to Earnings per Share – Increase	$0.59	$0.30

Weighted-Average Shares Outstanding – Diluted	209,930	211,554

(1)
Amount includes incidental costs, net of insurance recoveries of $14.5 million related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas, which were reported primarily within Other operating expenses in our consolidated statements of comprehensive income (loss) for the year

A-1

  ended December 31, 2019; and $20.7 million regarding the Grand Bahama incident involving one of its drydocks, included in our equity investment income within our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019.

(2)
Amount is related to our Silversea Cruises acquisition.

(3)
Represents restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiatives expenses.

(4)
Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Silversea Cruises Group Ltd.'s noncontrolling interest.

(5)
Amount is related to the impairment loss related to our previous investment in Skysea Holding.

(6)
In 2014, we created a tour operations business that focused on developing, marketing and selling land based tours around the world through an e-commerce platform. During the second quarter of 2018, we decided to cease operations and exit this business. As a result, we incurred exit costs, primarily consisting of fixed asset impairment charges and severance expense.

(7)
In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

A-2

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ROYAL CARIBBEAN CRUISES LTD. 1050 CARIBBEAN WAY MIAMI, FL 33132-2096 ATTN: INVESTOR RELATIONS TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D11449-P39183 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ROYAL CARIBBEAN CRUISES LTD. The Board of Directors recommends you vote FOR the election of all the listed nominees and FOR Proposals 2 and 3. 1. Election of Directors For ! ! ! ! ! ! ! ! ! ! ! Against ! ! ! ! ! ! ! ! ! ! ! Abstain ! ! ! ! ! ! ! ! ! ! ! 1a. John F. Brock 1b. Richard D. Fain For Against Abstain ! ! ! ! ! ! 1c. Stephen R. Howe, Jr. 2. Advisory approval of the Company's compensation of its named executive officers. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2020. 3. 1d. William L. Kimsey 1e. Maritza G. Montiel For Against Abstain The Board of Directors recommends you vote AGAINST Proposals 4 and 5. 1f. Ann S. Moore ! ! ! ! ! ! 1g. Eyal M. Ofer 4. The shareholder proposal regarding political contributions disclosure. The shareholder proposal regarding independent chair of the Board of Directors. 1h. William K. Reilly 5. 1i. Vagn O. Sørensen NOTE: THE SHARES COVERED BY A PROPERLY EXECUTED PROXY WILL BE VOTED AS SPECIFIED THEREIN. IF NO SPECIFIC DIRECTIONS ARE MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL LISTED NOMINEES, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSALS 4 AND 5. 1j. Donald Thompson 1k. Arne Alexander Wilhelmsen Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com. D11450-P39183 ROYAL CARIBBEAN CRUISES LTD. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2020 The undersigned hereby appoints Richard D. Fain and Jason T. Liberty, and each of them, as the undersigned's attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. to be held at Royal Caribbean Cruises Ltd.'s headquarters, 1050 Caribbean Way, Miami, Florida 33132 on Thursday, May 28, 2020 at 9:00 A.M., Eastern Time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the Proposals set forth on the reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 17, 2020 and Annual Report for 2019. Continued and to be signed on reverse side